NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FMC TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Friday, May 15, 2009

11:00 a.m.

The Woodlands Waterway Marriott Hotel & Convention Center

1601 Lake Robbins Drive

The Woodlands, Texas 77380

March 31, 2009

Dear Stockholder:

It is my pleasure to invite you to attend the 2009 Annual Meeting of Stockholders of FMC Technologies, Inc., which will be held at the time and place noted above. At the meeting, we will ask our stockholders to:

•	Re-elect five directors, Peter D. Kinnear, Mike R. Bowlin, Philip J. Burguieres, Edward J. Mooney and James M. Ringler, each for a term of three years;

•	Amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 195 million shares to 300 million shares; and

•	Vote on any other business properly brought before the meeting.

Please refer to the accompanying Proxy Statement for additional information about the matters to be considered at the meeting.

You may vote at the meeting if you were a stockholder of record on March 19, 2009.

MANAGEMENT RECOMMENDS A VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 195 MILLION SHARES TO 300 MILLION SHARES.

Your vote is important. To be sure that your vote counts and to assure a quorum, please submit your vote promptly whether or not you plan to attend the meeting. You can revoke a proxy prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

Our stockholders have a choice of voting on the Internet, by telephone or by mailing a traditional proxy card. If you are a stockholder of record and you plan to attend the meeting, please mark the appropriate box on your proxy card or use the alternative Internet or telephone voting options in accordance with the voting instructions you have received. If you vote by telephone or on the Internet, you do not need to return your proxy card. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to our Investor Relations Department, 1803 Gears Road, Houston, Texas 77067, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend the Annual Meeting of Stockholders will be placed on an admission list held at the registration desk at the entrance to the meeting.

Stockholders may help us reduce printing and mailing costs by opting to receive future proxy materials by e-mail. Information about how to do this is included in the accompanying Proxy Statement.

By order of the Board of Directors,

Jeffrey W. Carr

Vice President, General Counsel and Secretary

I. Information About Voting

Who is soliciting my vote?

The Board of Directors of FMC Technologies, Inc. (“FMC Technologies” or the “Company,” “we,” “us” or “our”) is soliciting proxies for use at our 2009 Annual Meeting of Stockholders and any adjournments of that meeting. We first mailed this Proxy Statement, the accompanying form of proxy and our Annual Report for 2008 on March 31, 2009. It was also made available on our website, www.fmctechnologies.com, on that date.

What am I voting on?

The agenda for the Annual Meeting is to:

1.	Re-elect five directors: Peter D. Kinnear, Mike R. Bowlin, Philip J. Burguieres, Edward J. Mooney and James M. Ringler;

2.	Amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 195 million shares to 300 million shares; and

2.	Conduct any other business properly brought before the meeting and any adjournment thereof.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR the Board’s proposal to elect the five nominated directors and FOR the Board’s proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 195 million shares to 300 million shares. Unless you give other instructions on your signed, dated and returned proxy card, the persons named as proxy holders on the proxy card will vote in favor of the election of the nominees for director and, if any other matters are properly presented, the persons named as proxies will vote or refrain from voting on any matter in accordance with their best judgment.

Who can vote?

You can vote at the Annual Meeting if you were a holder of FMC Technologies common stock as of the close of business on March 19, 2009. Each share of common stock is entitled to one vote. As of March 19, 2009, we had 124,822,720 shares of common stock outstanding and entitled to vote. The shares you may vote include those held directly in your name as a stockholder of record, shares you hold through our benefit plans and shares held for you as a beneficial owner through a broker, bank or other nominee.

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their name. If your shares are registered directly in your name with our transfer agent, National City Bank, you are considered the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy to the persons appointed by us or to vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

How do I vote?

You may vote your shares in one of the following ways:

•	You can attend the Annual Meeting and cast your vote there if you are a stockholder of record on the record date or you have a proxy from the record holder designating you as the proxy.

•	You can vote by signing, dating and returning the enclosed proxy card by mail. If you do, the individuals named on the card will vote your shares in the way you indicate.

•	You can vote by telephone or through the Internet in accordance with the instructions printed on the proxy card or other instructions that you receive from us or your bank, broker or other nominee.

•

You can provide voting instructions to the bank, broker or other nominee that is the holder of record of shares of Common Stock that you beneficially own, if you hold your shares in street name (such as through a bank or broker), by the method communicated to you by such bank, broker or other nominee.

Telephone and Internet voting for stockholders of record will be available 24 hours a day, seven days a week, and will close at 11:59 p.m. Eastern Daylight Time on May 14, 2009. If you vote by telephone or through the Internet, you do not have to return your proxy card.

Who counts the votes?

Our Board of Directors has designated individuals to serve as inspectors of election for the Annual Meeting. The inspectors will determine the number of shares outstanding and the number of shares represented at the Annual Meeting. They will also determine the validity of proxies and ballots, count all of the votes and determine the results of the actions taken at the Annual Meeting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of March 19, 2009, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote the shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote.

If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the election of directors, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters, such as approval of the amendment to the Restated Certificate of Incorporation, without such voting instructions.

The election of directors is considered a “routine” matter, so if you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors even if the broker does not receive voting instructions from you.

How many votes are needed to approve the proposals?

You may vote “FOR” a proposed director nominee or vote to “WITHHOLD” your vote. A plurality of the votes cast is required for the election of directors. This means the five persons receiving the highest number of votes will be elected. If you choose to “WITHHOLD” your vote for any particular director nominee, your shares will not be counted in the vote for that nominee and you will have no effect on the outcome of the vote.

A “FOR” vote by a majority of all of the outstanding shares of common stock on the Record Date is required to approve the amendment to the Amended and Restated Certificate of Incorporation. You may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will be treated as votes against the proposal to amend the Amended and Restated Certificate of Incorporation.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. No matters were brought to the attention of our Corporate Secretary in accordance with the required procedures listed in our Company Bylaws and explained in our 2008 Proxy Statement under the section “Proposals for the 2009 Annual Meeting of Stockholders.”

Can I access the notice of Annual Meeting, Proxy Statement and 2008 Annual Report on the Internet?

The Notice of Annual Meeting, Proxy Statement and 2008 Annual Report may be viewed and downloaded from our website at www.fmctechnologies.com/2009Proxy and www.fmctechnologies.com/2008AnnualReport. Instead of receiving future copies of our Proxy Statement and Annual Report by mail, most stockholders can elect to receive an e-mail that will provide electronic links to the materials. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Can I revoke a proxy after I submit it?

You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice revoking your proxy to our Secretary at our principal executive offices at 1803 Gears Road, Houston, Texas 77067 prior to the cut-off for voting;

•	Delivering a properly executed, later-dated proxy prior to the cut-off for voting;

•	Voting again by telephone or through the Internet in accordance with the instructions provided to you for voting your shares; or

•	Attending the Annual Meeting and voting in person.

Who can attend the meeting?

The Annual Meeting is open to all holders of FMC Technologies common stock. Each holder is permitted to bring one guest. Security measures will be in effect in order to ensure the safety of attendees.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of FMC Technologies stock to enter the meeting. If your shares are registered in your name, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN FMC TECHNOLOGIES STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

II. Proposal 1—Election of Directors

Election of Directors

We have three classes of directors, each class being of as nearly equal in size as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for the nominees for director at the 2009 Annual Meeting will expire at the 2012 Annual Meeting.

Nominees for Director

The nominees for director this year are Peter D. Kinnear, Mike R. Bowlin, Philip J. Burguieres, Edward J. Mooney and James M. Ringler. Information about the nominees, the continuing directors and the Board of Directors as a whole is contained in the section of this Proxy Statement entitled “Board of Directors.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available:

•	the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy;

•	the Board of Directors may decide to leave the vacancy temporarily unfilled; or

•	the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote FOR the re-election of Peter D. Kinnear, Mike R. Bowlin, Philip J. Burguieres, Edward J. Mooney and James M. Ringler.

III. Board of Directors

Nominees for Director

Class II—Term Expiring in 2009

Peter D. Kinnear Principal Occupation: Chairman, President and Chief Executive Officer, FMC Technologies Age: 62 Director Since: 2006

Peter D. Kinnear was appointed Chairman of the Board of FMC Technologies in October 2008. Mr. Kinnear served as President since February 2006 and Chief Executive Officer since March 2007. Mr. Kinnear served as President and Chief Operating Officer of FMC Technologies from March 2006 to March 2007. Mr. Kinnear served as Executive Vice President of the Energy Systems business segment from March 2004 to February 2006. Prior to Mr. Kinnear’s appointment as Executive Vice President in 2004, Mr. Kinnear served as Vice President of Energy Systems of FMC Corporation from 2000 until he became a Vice President of FMC Technologies. Mr. Kinnear served in a variety of marketing and operating roles within FMC Corporation since 1971, prior to serving as Vice President of Energy Systems. He serves on the Boards of Directors of Tronox Incorporated, Stone Energy Corporation, the Petroleum Equipment Suppliers Association, the National Association of Manufacturers and the American Petroleum Institute. Mr. Kinnear also serves on the Board of Trustees of Spindletop International.

Mike R. Bowlin Principal Occupation: Retired Chairman of the Board of Atlantic Richfield Company Age: 66 Director Since: 2001

Mr. Bowlin served as Chairman of Atlantic Richfield Company (ARCO) from 1995 until his retirement in April 2000 and as its Chief Executive Officer from July 1994 until his retirement. From 1992 until his election to Chief Executive Officer of ARCO in 1994, Mr. Bowlin served as Executive Vice President and then as President and Chief Operating Officer of ARCO. Mr. Bowlin served as Senior Vice President and President of ARCO International Oil and Gas Company from 1986-1992. Mr. Bowlin joined ARCO in 1969 and became President of ARCO Coal Company in 1985. Mr. Bowlin serves on the Board of Directors of Edwards Lifesciences Corporation. Mr. Bowlin is a director of the University of North Texas Foundation, Inc. and is a former Chairman of the Board of the American Petroleum Institute.

Philip J. Burguieres Principal Occupation: Chairman and Chief Executive Officer of EMC Holdings, LLC, an investment management company specializing in the energy industry Age: 65 Director Since: 2007

Mr. Burguieres has been Chairman and Chief Executive Officer of EMC Holdings, LLC since 2000. Mr. Burguieres is Vice Chairman of the Houston Texans, Chairman of The J. M. Burguieres Co., Ltd., and is Chairman Emeritus of Weatherford International. Mr. Burguieres served as Chairman, President and Chief Executive Officer of Weatherford International from 1991 to 1997. From 1981 to 1989, Mr. Burguieres served as Chairman and Chief Executive Officer of Cameron Iron Works, Inc. Mr. Burguieres currently serves as a director of Newfield Exploration Company.

Edward J. Mooney

Principal Occupation: Retired Délégué Général—North America, Suez Lyonnaise des Eaux, a global provider of energy, water, waste and communications services

Age: 67

Director Since: 2001

Mr. Mooney served as Délégué Général—North America, Suez Lyonnaise des Eaux from March 2000 until his retirement in March 2001. From 1994 to 2000, Mr. Mooney was Chairman and Chief Executive Officer of Nalco Chemical Company. He serves on the Boards of Directors of FMC Corporation, The Northern Trust Company, Cabot Microelectronics Corporation, PolyOne Corporation and the Commonwealth Edison Company, a wholly-owned subsidiary of Exelon Corporation.

James M. Ringler

Principal Occupation: Retired Vice Chairman of Illinois Tool Works Inc., an international manufacturer of highly engineered components and industrial systems

Age: 63

Director Since: 2001

Mr. Ringler currently serves as Chairman of the Board of Teradata Corporation. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc. from October 1996 until Premark merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co. In addition to serving as Chairman of the Board of Teradata Corporation, Mr. Ringler also is a member of the Boards of Directors of The Dow Chemical Company, Corn Products International, Inc., Autoliv Inc., and John Bean Technologies Corporation.

Directors Continuing in Office

Class III—Term Expiring in 2010

Asbjørn Larsen

Principal Occupation: Retired President and Chief Executive Officer of Saga Petroleum ASA, an oil and gas company

Age: 72

Director Since: 2001. Mr. Larsen will retire at our Annual Meeting of Stockholders in May 2009.

Mr. Larsen served as President and Chief Executive Officer of Saga Petroleum ASA from January 1979 until his retirement in May 1998. He served as President of Sagapart a.s. (limited) in 1973 and from 1976 as Vice President (Economy and Finance) of Saga Petroleum. From 1966 to 1973, Mr. Larsen was a manager of the Norwegian Shipowners’ Association. Mr. Larsen is currently Chairman of the Board of Belships ASA, and Vice Chairman of the Board of Saga Fjordbase AS. Mr. Larsen is also a member of the Boards of Directors of Greenstream Network Oyj (Helsinki), Selvaag Gruppen AS and Lunden Petroleum AB (Stockholm).

Joseph H. Netherland Principal Occupation: Retired Chairman, President and Chief Executive Officer of FMC Technologies, Inc. Age: 62 Director Since: 2001

Mr. Netherland served as Chairman of the Board of FMC Technologies from December 2001 until his retirement in October 2008. Mr. Netherland also served as Chief Executive Officer of FMC Technologies from 2001 to March 2007, when he retired as an executive officer of the Company. Mr. Netherland was President of FMC Technologies from 2001 to February 2006. Previously, Mr. Netherland served as a director of FMC Corporation from 1998 to 2001 and as Executive Vice President of FMC Corporation from 1998 until his appointment as its President in 2000. Mr. Netherland was the General Manager of FMC Corporation’s Energy and Transportation Group from 1992 to 2001. Mr. Netherland became General Manager of FMC Corporation’s former Petroleum Equipment Group and General Manager of its former Specialized Machinery Group in 1985 and 1989, respectively. Mr. Netherland will continue to serve as a non-independent member of FMC Technologies’ Board of Directors. He also serves on the Boards of Directors of the American Petroleum Institute, the Petroleum Equipment Suppliers Association, Newfield Exploration Company and Tidewater, Inc. Mr. Netherland is also a member of the Advisory Board of the Department of Engineering at Texas A&M University.

James R. Thompson

Principal Occupation: Senior Chairman and Partner of the Law Firm of Winston & Strawn LLP, Chicago, Illinois

Age: 72

Director Since: 2001. Governor Thompson will retire at our Annual Meeting of Stockholders in May 2009

Governor Thompson served as the Chairman of the Chicago law firm of Winston & Strawn LLP from January 1993 to September 2006 and now serves as Senior Chairman. He joined the firm in January 1991 after serving four terms as Governor of the State of Illinois. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971-1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law and as an Assistant State’s Attorney of Cook County. Governor Thompson was a member of the National Commission on Terrorist Attacks upon the United States (also known as the 9/11 Commission). He is the Chairman of the United HEREIU Public Review Board and serves on the Boards of Directors of Navigant Consulting Group, Inc., John Bean Technologies Corporation and Maximus, Inc.

Claire Scobee Farley Principal Occupation: Advisory Director of Jefferies Randall & Dewey. Age: 50 Director Since: February 2009

Ms. Farley is Advisory Director at Jeffries Randall & Dewey, a global oil and gas industry advisor. She served as Co-President of Jeffries Randall & Dewey from February 2005 to July 2008 when Randall and Dewey became the Oil and Gas Investment Banking Group of Jeffries & Company. Prior to that, Ms. Farley served as Chief Executive Officer. From 1982 to 1999, she held several positions within Texaco, including President of Worldwide Exploration and New Ventures, President of North American Production, and Chief Executive Officer of HydroTexaco. Ms. Farley also served as Chief Executive Officer of Intelligent Diagnostics and of Trade Ranger. She currently serves on the Board of Directors of EnCana Corporation.

Thorleif Enger

Principal Occupation: Retired President and Chief Executive Officer of Yara International, a producer and marketer of mineral fertilizers, industrial gases and chemicals

Age: 65

Director Since: February 2009

Dr. Enger served as President and Chief Executive Officer of Yara International from 2004 until his retirement in 2008. He previously served as Executive Vice President of Hydro Agri from 1999 to 2004. Dr. Enger served as Executive Vice President of Oil and Gas for Norsk Hydro from 1996 to 1999, and President of Hydro’s Exploration and Production Division from 1987 to 1996. Dr. Enger is the Chairman of the Board of Spring Energy, an Oslo-based independent Norwegian upstream oil and gas company, and serves on the supervisory board of E·ON Ruhrgas AG, a German upstream gas company. He is currently a Board member of QAFCO and Marine Harvest ASA.

Class I—Term Expiring in 2011

C. Maury Devine Principal Occupation: Retired President and Managing Director, ExxonMobil Norway Inc., an oil and gas exploration company Age: 58 Director Since: 2005

Ms. Devine served as President and Managing Director of ExxonMobil Corporation’s Norwegian affiliate, ExxonMobil Norway, Inc., from 1996 to 2000. Prior to the merger of ExxonMobil, she served as Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations. From 2000 to 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs. Prior to joining Mobil, Ms. Devine served 15 years in the United States government in positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice. Ms. Devine serves on the Board of Directors of Det Norske Veritas (DNV), The Woodstock Center at Georgetown University, and John Bean Technologies Corporation. She is also a member of the Council on Foreign Relations.

Thomas M. Hamilton Principal Occupation: Retired Chairman, President and Chief Executive Officer of EEX Corporation, an oil and gas exploration company Age: 65 Director Since: 2001

Mr. Hamilton has been Co-Owner of Medora Investments, a private investment firm, since April 2003. Mr. Hamilton served as the Chairman, President and Chief Executive Officer of EEX Corporation from January 1997 until his retirement in November 2002. From 1992 to 1997, Mr. Hamilton served as Executive Vice President of Pennzoil Company and as President of Pennzoil Exploration and Production Company. Mr. Hamilton was a director of BP Exploration, where he served as Chief Executive Officer of the Frontier and International Operating Company of BP Exploration from 1989 to 1991 and as the General Manager for East Asia/Australia/Latin America from 1988 to 1989. From 1985 to 1988, he held the position of Senior Vice President of Exploration at Standard Oil Company, prior to its merger with BP. Mr. Hamilton serves on the Board of Directors of Hercules Offshore, Inc., Methanex Corporation, and HCC Insurance Holdings, Inc.

Richard A. Pattarozzi Principal Occupation: Retired Vice President of Shell Oil Company Age: 65 Director Since: 2002

Mr. Pattarozzi served as Vice President of Shell Oil Company from March 1999 until his retirement in January 2000. He previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999. In April 1991, he was appointed General Manager of Shell’s Deepwater Production Division and in October 1991, General Manager of Shell’s Deepwater Exploration and Production Division. He is the past Chairman of the Board of Trustees of the United Way of New Orleans, the Chairman of the Board of Trustees of the Offshore Energy Center, and the Secretary and member of the Board of Trustees of the D-Day Museum in New Orleans. Mr. Pattarozzi serves as non-executive Chairman of the Board of Stone Energy, and he serves on the Boards of Directors of Global Industries, Ltd. and Tidewater, Inc.

IV. Information about the Board of Directors

Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. The Board has adopted and adheres to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. The corporate governance principles adopted by the Board of Directors may be viewed on the Corporate Governance section of our website under Corporate Overview at www.fmctechnologies.com and are also available in print to any stockholder upon request. A request should be directed to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Vice President, General Counsel and Secretary.

Meetings

During 2008, the Board of Directors held five regular meetings and three special meetings. All incumbent directors attended at least 75 percent of all meetings of the Board and all meetings of Board committees on which they served. The Board of Directors has scheduled a meeting in the morning prior to the 2009 Annual Meeting of Stockholders, and the Board encourages its members to attend the Annual Meeting of Stockholders. All members of the Board of Directors attended the Annual Meeting of Stockholders in May 2008.

Committees of the Board of Directors

During 2008, the Board of Directors had three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be reviewed on the Corporate Governance section of our website under Corporate Overview at www.fmctechnologies.com and is also available in print to stockholders upon request submitted to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Vice President, General Counsel and Secretary.

The table below provides 2008 meeting and membership information for each of the committees of the Board of Directors:

	Audit		Compensation		Nominating and Governance
2008 Meetings	8	(1)	3	(3)	2	(2)
Mike R. Bowlin			X	(4)	X
Philip J. Burguieres			X		X
C. Maury Devine	X				X
Thomas M. Hamilton	X		X
Asbjørn Larsen	X				X
Edward J. Mooney	X	(4)
Richard A. Pattarozzi			X		X	(4)
James M. Ringler	X		X
James R. Thompson			X		X

(1)	Includes one training session for Audit Committee members that concentrated generally on the impact of the international financial reporting standards and provided an overview of XBRL financial statements.
(2)	One meeting included a training session for Nominating and Governance members that provided information regarding new regulations and other key corporate governance trends.
(3)	One meeting included a training session for Compensation Committee members that provided information regarding key emerging issues in executive compensation.
(4)	Indicates committee chair.

Audit Committee

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent public accountants and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent public accountants. The Audit Committee charter also gives this committee authority to fulfill its obligations under Securities and Exchange Commission and New York Stock Exchange requirements, which include:

•	responsibilities associated with our external and internal audit staffing and planning;

•	accounting and financial reporting issues associated with our financial statements and filings with the Securities and Exchange Commission;

•	financial and accounting organization and internal controls;

•	auditor independence and approval of non-audit services; and

•	“whistle-blower” procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent public accountants and our Director of Internal Audit after selected Audit Committee meetings (four such sessions were held in 2008).

The Board of Directors has determined that all of the members of the Audit Committee (C. Maury Devine, Claire S. Farley, Thomas M. Hamilton, Asbjørn Larsen, Edward J. Mooney and James M. Ringler) meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the Securities and Exchange Commission criteria for an “audit committee financial expert.”

Compensation Committee

The principal duties of the Compensation Committee under its charter are:

•	ensuring that a succession plan for the Chief Executive Officer is in place;

•	approving the compensation for the Chief Executive Officer;

•	reviewing and approving compensation policies and practices for other executive officers including their annual salaries;

•	reviewing and approving major changes in employee benefit plans;

•	reviewing short and long-term incentive plans and equity grants; and

•

reviewing the Compensation Discussion and Analysis to be included in our annual report or proxy statement and, if appropriate, issuing its report recommending to the Board of Directors its inclusion in our annual report or proxy statement.

The Compensation Committee annually reviews executive pay, peer group practices and performance to help ensure that our total compensation program is consistent with our compensation philosophies. In determining compensation levels for executive officers, the Compensation Committee reviews compensation survey data supplied by Hewitt Associates, an independent consultant retained by the Compensation Committee. Hewitt Associates is a nationally recognized executive compensation consulting firm which has served as a compensation consultant for us for the past six years. Beginning in 2006, Hewitt Associates was retained directly by the Compensation Committee. A group of peer companies is selected by our management and approved by the Compensation Committee. The list is reviewed on an annual basis by the Compensation Committee to ensure continuing relevancy. In approving the companies to be included in the peer group, the Compensation Committee reviews the size and financial performance of the proposed companies to determine whether the group is appropriate. Hewitt Associates collects, analyzes and reports back to the Compensation Committee on the amounts and components of compensation paid by the peer group. Since the companies surveyed by Hewitt Associates are of varying revenue size and market capitalization, its survey utilizes regression analysis to develop size-adjusted values to provide relevant comparisons for each component of compensation. For 2008, the Compensation Committee’s engagement agreement with Hewitt Associates provides for a scope of work that includes ensuring that the Compensation Committee’s compensation recommendations are consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisting the Committee’s efforts to make compensation decisions that are representative of the interests of our stockholders.

Based on the survey market data provided by Hewitt Associates, the Compensation Committee reviews the appropriateness of management’s recommendations for each executive’s base pay, annual non-equity incentive bonus, and annual equity award. The Committee allocates total annual compensation to our executive officers among the various elements of short-term cash (base pay and non-equity incentive bonus) and long-term (equity awards) compensation to approximate the market allocation identified in Hewitt’s survey results.

In its annual review of the appropriateness of director compensation, the Compensation Committee reviews director compensation survey data provided by Hewitt Associates. The companies included within the survey are selected by FMC Technologies’ management and approved by the Compensation Committee for peer group comparison.

The scope of authority delegated to the Compensation Committee by the Board of Directors is to decide whether or not to accept, reject or modify our management’s proposals for annual compensation awards to our executive officers. The Compensation Committee also has the authority to recommend the amount of compensation to be paid to our non-management directors. Peter D. Kinnear, our Chairman, President and Chief Executive Officer since October 2008, is the only executive officer whose compensation is disclosed in the Summary Compensation Table in this Proxy Statement (“named executive officers”) who participated this year in the compensation decisions for other named executive officers. Mr. Kinnear did not have a role in setting his own base pay, annual non-equity incentive bonus amount or the size of his annual equity compensation award. Our Vice President of Administration, working with Hewitt Associates, provided recommendations for each executive’s base pay, annual non-equity incentive bonus and annual equity award for the Compensation Committee’s review. Our Chief Financial Officer and our Chief Accounting Officer also provided the Compensation Committee with information related to the Company’s financial performance against our objectives and our peer companies’ financial performance. This information was then used by the Compensation Committee as factors in setting annual targets and ratings associated with incentive compensation awards and selecting appropriate structures for performance-based restricted stock.

Nominating and Governance Committee

The principal duties of the Nominating and Governance Committee under its charter are:

•	identifying and recommending to the Board of Directors qualified nominees for election to the Board of Directors;

•	making recommendations to the Board of Directors concerning the structure and membership of other Board committees;

•	making recommendations to the Board of Directors from time to time regarding matters of corporate governance;

•	reviewing our ethics policy; and

•	reporting annually to the Board of Directors the Committee’s assessment of the performance of the Board of Directors and its committees.

Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to Jeffrey W. Carr, our Vice President, General Counsel and Secretary, 1803 Gears Road, Houston, Texas 77067. A letter making a director candidate recommendation must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board. To make a recommendation for the 2010 Annual Meeting, please refer to the timing requirements specified in the section of this Proxy Statement entitled “Proposals for the 2010 Annual Meeting of Stockholders.” All submissions from stockholders meeting these requirements will be reviewed by the Nominating and Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. The Committee has not established specific, minimum qualifications for director nominees. Our corporate governance principles provide that directors should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Our corporate governance principles also require that a majority of our non-management directors should be active or retired senior executives, preferably Chief Executive or Chief Operating Officers of publicly-held companies. In addition, the corporate governance principles provide that our non-management directors should also be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. All of the current nominees for the Board are standing members of the Board that are proposed by the entire Board for re-election. The Board paid fees to a third party to assist in identifying or evaluating potential board candidates in 2008.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its February 27, 2009 meeting. Eleven of our 13 directors (including four of the nominees presently standing for re-election) are non-management directors. The Nominating and Governance Committee reviewed all of the commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the 11 non-management directors are affiliated or employed. The transactions, relationships and arrangements reviewed by the Committee consisted of the following:

•

Mike R. Bowlin is a director of the University of North Texas Foundation. We matched a charitable contribution made to the University of North Texas Foundation under our matching charitable gift program available to all of our employees and directors.

•	Philip J. Burguieres is a member of the Board of Directors of Newfield Exploration Company. Newfield is a customer of FMC Technologies

•

C. Maury Devine is a member of the Board of Directors of Det Norske Veritas (DNV). FMC Technologies is a client of DNV. Also, Ms. Devine is a member of the Board of Directors of John Bean Technologies Corporation (JBT). FMC Technologies and JBT are parties to a separation and distribution agreement and a tax sharing agreement that relate to the spin-off of our Food Tech and Airport Systems businesses (now JBT) that occurred in July 2008.

•	Claire S. Farley is a member of the Board of Directors of EnCana Corporation. EnCana Corporation is both a vendor and customer of FMC Technologies’ surface business.

•

Thomas M. Hamilton serves as a trustee of Capital University. We matched a charitable contribution made to Capital University by Mr. Hamilton under our matching gift program available to all of our employees and directors.

•

Edward J. Mooney is a member of the Board of Directors of FMC Corporation, our former parent company. Mr. Mooney also serves on that Board’s audit committee and is the chairman of its compensation committee. FMC Technologies and FMC Corporation are parties to a separation and distribution agreement and a joint litigation defense agreement that relate to the separation of the companies’ businesses that occurred in 2001.

•

Mr. Mooney is also a member of the Board of Directors of The Northern Trust Company and serves as a member of that Board’s audit and compensation committees. Northern Trust serves as trustee for the Company’s Pension Plan and provides administrative services related to the plan. Northern Trust also is a member of the syndicate of lenders providing financing to us.

•

Richard A. Pattarozzi is secretary and trustee of the National D-Day Museum Foundation. We matched a charitable contribution made to this foundation by Mr. Pattarozzi under our matching charitable gift program available to all of our employees and directors.

•

James M. Ringler serves as a member the Board of Directors of JBT. FMC Technologies and JBT are parties to a separation and distribution agreement and a tax sharing agreement that relate to the spin-off of our Food Tech and Airport Systems businesses (now JBT) that occurred in July 2008.

•

James R. Thompson serves as a member the Board of Directors of JBT. FMC Technologies and JBT are parties to a separation and distribution agreement and a tax sharing agreement that relate to the spin-off of our Food Tech and Airport Services businesses (now JBT) that occurred in July 2008.

Although the Board has not adopted categorical standards of materiality, none of these relationships was deemed to be material or as impacting the independence of our non-management directors. Each of our directors completes an annual questionnaire requiring disclosure of any relationships (including industrial, banking, consulting, legal, accounting, charitable or familial relationships) which could impair the independence of such director.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of directors Mike R. Bowlin, Philip J. Burguieres, C. Maury Devine, Thorleif Enger, Claire S. Farley, Thomas M. Hamilton, Asbjørn Larsen, Edward J. Mooney, Richard A. Pattarozzi, James M. Ringler and James R. Thompson, satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. Joseph H. Netherland, as the former Chairman, Chief Executive Officer and President of FMC Technologies, may not be considered independent under the New York Stock Exchange corporate governance listing standards until three years after his retirement as an executive officer of the Company. In addition, all of the members of the Audit Committee satisfy the enhanced independence criteria required for members of audit committees under regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange corporate governance listing standards.

Executive Sessions of Independent Directors

The Board of Directors holds executive sessions of only its independent directors after regularly scheduled Board of Directors meetings. Mr. Bowlin, the Chair of the Compensation Committee, has been selected by the Board of Directors to continue to serve as the presiding chairperson, or presiding independent director, for these executive sessions during 2009.

Stockholders and other interested parties may communicate directly with the Board of Directors, with the presiding independent director for an upcoming meeting or the independent directors as a group by submitting written correspondence c/o Presiding Independent Director, FMC Technologies, Inc., 1803 Gears Road, Houston, Texas 77067. The presiding independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the full Board is warranted.

Director Compensation

Our compensation plan for non-management members of our Board of Directors is included in the FMC Technologies, Inc. Amended and Restated Incentive Compensation and Stock Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan grants the Board of Directors the authority to modify the terms of the Board of Directors’ compensation plan pursuant to a resolution of the Board of Directors.

For 2008, each non-management director received an annual retainer of $50,000. Each director received at least $25,000 of this annual retainer in the form of restricted stock units and was able to elect to receive the remainder in cash, payable in quarterly installments. Each director also had the option of deferring the cash portion of the annual retainer and receiving it in the form of restricted stock units. These restricted stock units had a fair market value equal to the deferred amount of the annual retainer on the date of the grant and vest on the date of the 2009 Annual Meeting. The restricted stock units are payable in Common Stock upon cessation of service on the Board of Directors. The amount of this annual retainer is allocated among fees earned or paid in cash (column (b)) and stock awards (column (c)) in the table below based upon the election made by each director.

We also make an annual non-retainer equity grant to our non-management directors of restricted stock or restricted stock units of equivalent value. For 2008, we awarded each of our non-management directors restricted stock units on May 1, 2008 with a value of $170,000, which is included in the amount contained in column (c) of the table below. These awards will not vest until May 15, 2009, the date of the 2009 Annual Meeting.

We have ownership requirements for our non-management directors that are based on a multiple of five times the amount of each director’s annual retainer. Our non-management directors are also required to hold the restricted stock units they elect to receive from the annual retainer and the annual non-retainer equity grants they are awarded until after they complete their service on our Board. Restricted stock units granted to a director are settled in Common Stock upon completion of the director’s service on our Board. These restricted stock units are also forfeited if a director ceases service on the Board of Directors prior to the vesting date of the restricted stock units, except in the event of death or disability. Unvested restricted stock units will be settled and are payable in Common Stock upon the death or disability of a director or in the event of a change in control of FMC Technologies.

Fees earned or paid (column (b)) in the table below also includes cash remuneration in the amount of $1,750 for each Board of Directors meeting attended and $2,000 for each Board of Directors committee meeting attended. The chair of the Nominating and Governance Committee received an additional fee of $8,000, the chair of the Compensation Committee received an additional fee of $10,000 and the chair of the Audit Committee received an additional fee of $12,000 during 2008, which are also included in column (b). Each non-employee director also receives reimbursement for reasonable incidental expenses incurred in connection with the attendance of meetings of the Board and Board committees.

The following table shows all compensation awarded, paid to or earned by the non-management members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2008. Mr. Netherland and Mr. Kinnear, our employees who served on the Board of Directors during 2008, did not receive additional compensation for their service as directors. Ms. Farley and Mr. Enger were elected in February 2009 and did not receive compensation for services in 2008.

Director Compensation Table

Name(1)	Fees Earned ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mike R. Bowlin	$42,250	$203,218	$0	$0	$0	$10,000	$255,468
Philip J. Burguieres	45,500	182,548	0	0	0	0	228,048
C. Maury Devine	57,250	178,274	0	0	0	1,000	236,524
Thomas M. Hamilton	34,250	203,218	0	0	0	10,000	247,468
Asbjørn Larsen	30,250	203,218	0	0	0	0	233,468
Edward J. Mooney	61,250	178,274	0	0	0	0	239,524
Joseph H. Netherland	0	113,283	0	0	0	0	113,283
Richard A. Pattarozzi	59,250	178,274	0	0	0	9,550	247,074
James M. Ringler	34,250	203,218	0	0	0	0	237,468
James R. Thompson	51,250	178,274	0	0	0	0	229,524

(1)	Peter D. Kinnear, our President and Chief Executive Officer during 2008 and our Chairman during a part of 2008, is not included in the table as he was an employee of the Company during 2008 and did not receive compensation for his service as a director. The compensation paid to Mr. Kinnear is shown in the Summary Compensation Table. Joseph H. Netherland, our Chairman during most of 2008, did not earn compensation as a director as he was still an employee of the Company.
(2)	Includes the amount of any cash portion of the director’s annual retainer each director elected to receive, fees paid for attendance at Board of Director and committee meetings and additional fees paid to the chairman of each board committee.
(3)	Restricted stock unit grants were made on May 1, 2008, valued at $ 62.33 per share, the adjusted closing price of our Common Stock on May 1, 2008, reflecting an aggregate grant date fair value for all of our non-management directors of $2,024,071. The value of the restricted stock unit grants reported in the table for 2008 is the expense recognized in 2008 calculated in accordance with SFAS 123(R). See our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on February 27, 2009 for a complete description of the SFAS 123(R) valuation. The number of the aggregate outstanding restricted stock units held by each of our non-management directors on December 31, 2008, was: Mr. Bowlin 56,443; Mr. Burguieres 8,264; Ms. Devine 17,511; Mr. Hamilton 58,915; Mr. Larsen 76,635; Mr. Mooney 49,308, Mr. Netherland 88,138; Mr. Pattarozzi 39,325; Mr. Ringler 56,443; and Governor Thompson 65,922. Dividends will not be paid on any of the restricted stock units unless we pay dividends on our Common Stock.
(4)	We did not grant options to any director in 2008. Mr. Larsen held options to purchase 11,425 shares at December 31, 2008. No other directors held options at such date.
(5)	Includes charitable contributions made in the name of directors by us pursuant to the matching charitable contribution program available to all of our employees and directors. Pursuant to this program, we match 100 percent of the charitable contributions of our employees and directors up to $10,000 in any year, although we exercise discretion to approve matching contributions in excess of that amount from time to time.

Based upon an analysis of market compensation for directors with peer companies in the oilfield services industry by Hewitt Associates, our Board of Directors approved the recommendation of our Compensation Committee to adjust non-management director compensation for 2008. Effective January 1, 2008, the targeted value of the non-retainer equity grants for our non-management directors was increased to $170,000 from the 2007 level of $120,000.

Directors who are not our employees do not participate in our employee benefit plans other than our matching program for charitable contributions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2008, the members of the Compensation Committee of the Board were Messrs. Bowlin, Burguieres, Hamilton, Ringler and Thompson, none of whom has ever been an officer or employee of FMC Technologies or any of its subsidiaries. None of the executive officers of FMC Technologies has ever served on the board of directors or on the compensation committee of any other entity that has had any executive officer serving as a member of FMC Technologies’ Board of Directors.

V. Transactions with Related Persons

During 2008, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a material interest and in which the amount involved exceeded $120,000. A “related person” is any person who was in any of the following categories during 2008:

(a)	any director or executive officer of FMC Technologies;

(b)	any nominee for director;

(c)	any immediate family member of a director or executive officer of FMC Technologies or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

(d)	a security holder listed in the “Other Security Ownership” table below; or

(e)	any immediate family member of such a security holder.

Our Code of Business Conduct and Ethics provides that each employee and director of ours is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of us and our stockholders. These requirements also extend to immediate family members of employees and directors, any trust in which any employee or a director has a beneficial interest and over which such employee or director can exercise or influence decision making, and any person with whom one of our employees or directors has a substantial business relationship. For purposes of this policy, an immediate family member includes an employee’s or director’s spouse, parents, children, siblings, parents-in-law, children-in-law, siblings-in-law and anyone who shares an FMC Technologies employee’s or director’s home.

Our Code of Business Conduct and Ethics requires disclosure of any personal activities or interests of one of our employees or directors, or of any immediate family member, trust or other person with which such person may have a substantial business relationship (each, an “interested person”), that could negatively influence, or which could have the appearance of negatively influencing, the judgment of such employee or director, or the decisions or action of such employee or director. Such activities must be disclosed to an employee’s manager, supervisor, local human resources director, the lawyer responsible for their business unit, the General Counsel, a member of the Board of Directors or reported to our ethics hotline. Reports regarding a “related person” made to an ethics reporting resource other than a member of the Board of Directors will be reported to the Board of Directors, or a Committee of the Board of Directors, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

In certain limited cases, activities giving rise to a potential “related person” conflict of interest may be permitted if the Board of Directors or a Committee of the Board determines, in its reasonable judgment, that such potential conflict of interest is not likely to be harmful to the best interests of us and our stockholders. No such activities were approved by the Board of Directors or a Committee of the Board during 2008.

Our Code of Business Conduct and Ethics also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position without the consent of the Board of Directors or a Committee of the Board. No employee or director may use corporate property, information or position for improper personal gain, and may not compete with us, directly or indirectly. If such an opportunity is offered to the Board of Directors, and the Board rejects the opportunity, then the employee or director is no longer prohibited by us from taking advantage of the opportunity.

Our Code of Business Conduct and Ethics may be reviewed on the Corporate Governance section of our website at www.fmctechnologies.com. A waiver may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

In addition to the foregoing ethics policy, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which our directors are affiliated in order to determine if non-management members of the Board are independent under the rules of the New York Stock Exchange.

VI. Security Ownership of FMC Technologies Management and Holders of more the Five Percent of Outstanding Shares of Common Stock

The following table shows, as of February 13, 2009, the number of shares of Common Stock beneficially owned by each of our directors, each of our named executive officers whose compensation is reported in the Summary Compensation Table below, and all directors and executive officers as a group. No director or executive officer named in the Summary Compensation Table beneficially owns more than one percent of the Common Stock, as designated by including an asterisk in the Percent of Class column in the table below.

	Beneficial Ownership on February 13, 2009
Name	Common Stock of FMC Technologies	Percent of Class(1)
Mike R. Bowlin(2)	84,943	*
Philip J. Burguieres(2)	30,264	*
C. Maury Devine(2)	17,511	*
John T. Gremp(3)	92,314	*
Tore Halvorsen(3)	169,039	*
Thomas M. Hamilton(2)(5)	70,915	*
Peter D. Kinnear(3)	236,174	*
Asbjørn Larsen(2)	93,024	*
Edward J. Mooney(2)	49,308	*
Joseph H. Netherland(2)	204,026	*
Richard A. Pattarozzi(2)	39,325	*
James M. Ringler(2)	66,443	*
Robert L. Potter	98,981	*
William H. Schumann, III(3)	177,772	*
James R. Thompson(2)	67,922	*
All directors and executive officers as a group (18 persons)(2)(3)(4)	1,630,335	1.30%

(1)	Percentages are calculated on the basis of the number of outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of February 13, 2009. An asterisk in this column indicates that the individual’s beneficial ownership is less than one percent of FMC Technologies’ outstanding Common Stock.
(2)	Includes shares owned by the individual and shares subject to options granted and restricted stock units credited to individual accounts of non-management directors under the Amended and Restated Incentive Compensation and Stock Plan (see “Information about the Board of Directors-Director Compensation”). As of February 13, 2009, the number of shares subject to options granted and restricted stock units credited to non-management directors under the Amended and Restated Incentive Compensation and Stock Plan were as follows: Mr. Bowlin 56,443; Mr. Burguieres 8,264; Ms. Devine 17,511; Mr. Hamilton 58,915; Mr. Larsen 88,060; Mr. Mooney 49,308, Mr. Netherland 88,138; Mr. Pattarozzi 39,325; Mr. Ringler 56,443; and Governor Thompson 65,922. These directors have no power to vote or dispose of shares underlying the restricted stock units until they are distributed upon the cessation of their service on the Board of Directors. Until such distribution, these directors have an unsecured claim against us for such units.
(3)	Includes: (i) shares owned by the individual; (ii) shares held by the FMC Technologies, Inc. Savings and Investment Plan (the “Qualified Savings Plan”) for the account of the individual and the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan (the “Non-Qualified Savings Plan”) for the benefit of the individual; and (iii) shares subject to options that are exercisable within 60 days of February 13, 2009 and restricted stock shares that will vest within 60 days of February 13, 2009. The shares included in item (iii), in the aggregate, amount to 140,259 shares for Mr. Kinnear; 97,929 shares for Mr. Schumann; 45,162 shares for Mr. Gremp; 52,102 shares for Mr. Halvorsen, 52,439 shares for Mr. Potter and 937,500 shares for all directors and executive officers as a group.
(4)	Ms. Farley and Mr. Enger are not included since each joined the Board of Directors on February 27, 2009.
(5)	Includes 12,000 shares held by the Tom and Carolyn Hamilton Family Foundation of which Mr. Hamilton is a director and an officer and shares voting and investment power with Mrs. Hamilton.

The table below lists the persons known by us to beneficially own, pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, more than five percent of FMC Technologies common stock as of February 13, 2009:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	14,530,000 shares	(2)	11.56%

T. Rowe Price Associates, Inc. 100 E. Pratt Baltimore, Maryland 21202	10,363,527 shares	(3)	8.24%

Sands Capital Management, LLC 1101 Wilson Blvd. Suite 2300 Arlington, VA 22209	8,631,843 shares	(4)	6.87%

Columbia Wanger Asset Management, L.P. 227 West Monroe Street Suite 3000 Chicago, IL 60606	7,534,100 shares	(5)	5.99%

(1)	The calculation of percentage of ownership of each listed beneficial owner is based on 125,710,920 shares of FMC common stock, which represents the number of shares outstanding on February 13, 2009.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009. The Schedule 13G reports that Capital World Investors has sole voting power with respect to 2,330,000 shares and sole dispositive power with respect to 14,530,000 shares. Capital World Investors, a division of Capital Research and Management Company (CRMC) is deemed to be the beneficial owner of FMC securities as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The shares reported on the Schedule 13G are owned by accounts under the discretionary investment management of Capital World Investors.
(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009. The Schedule 13G reports that T. Rowe Price Associates, Inc. has sole voting power with respect to 2,699,004 shares and sole dispositive power with respect to 10,363,527 shares.
(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009. The Schedule 13G reports that securities reported on this 13G are beneficially owned by clients of Sands Capital Management, LLC, and Sands Capital has sole voting power with respect to 5,886,429 shares and sole dispositive power with respect to 8,631,843 shares.
(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009. The Schedule 13G reports that Columbia Wanger Asset Management, L.P. has sole voting power with respect to 7,239,400 shares and sole dispositive power with respect to 7,534,100 shares.

VII. Executive Compensation

Compensation Discussion and Analysis

General Principles

FMC Technologies, Inc. has a peer-based executive compensation program that includes variable performance elements. Our executive management compensation program is designed (a) to motivate our officers and other key employees to achieve short-term and long-term corporate goals that should enhance stockholder value, and (b) to attract and retain exceptionally talented individuals who deliver superior operational performance in our businesses and create an environment that fosters the technological innovation we believe is necessary for continued growth of our revenue, earnings and shareholder returns.

Our compensation philosophy links an executive’s total earnings opportunity with our short-term and long-term goals and objectives through the achievement of financial targets established and measured objectively by the Compensation Committee of our Board of Directors, as well as the executive’s performance against specific individual objectives.

Our ability to develop and retain successful executive managers for long periods of employment has provided us with stability and prolific industry experience. Low turnover at the executive management level provides continuity and minimizes the disruption that management change can cause. We believe this continuity has contributed to our successful growth and helped us avoid costs associated with recruiting experienced management talent outside of our company.

The core principles underlying our executive compensation philosophy are as follows:

•

Executive compensation is structured to be competitive and to provide appropriate retention incentives in order to attract, motivate and retain qualified managerial talent over the long term. The potential compensation for executives is targeted at median levels paid at comparable peer companies who would likely compete for our executive talent;

•

Executives are compensated for their contributions to the Company’s results. A significant portion of our executive non-equity compensation is performance-based and considered short-term since it is based on annual performance. A portion of an executive’s compensation is directly linked to his achievement of specific corporate and individual results that we believe create both short-term and long-term shareholder value; and

•

Executive compensation provides motivation to attain long-term objectives and to increase shareholder value. Equity compensation represents a significant portion of executive total compensation. We believe at-risk equity compensation such as time-based and performance-based restricted stock grants, together with stock ownership and retention guidelines, align executive and shareholder interests and provide proper motivation for enhancing both short-term and long-term shareholder value.

Long Tenured Management Team and Internal Development

Our named executive officers are individuals who have devoted most of their professional careers to FMC Technologies and our predecessor. With tenure averaging 29 years, our executive management team has a long-term personal and financial interest in our success. We are strong advocates of promoting from within and developing our own talent. Internal talent development and promotion from within our company is a central element of our philosophy.

We believe that a critical element of our business success is our ability to develop and retain executive management talent. Our executive officers do not have employment contracts and serve at the discretion of the Board of Directors.

Establishing Competitive Pay Levels

The Compensation Committee annually reviews all elements of compensation for our officers, including base pay, non-equity incentive compensation and long-term equity incentives. These elements are reviewed relative to the practices of our peer group and our own financial performance to ensure our total compensation program design is consistent with our compensation philosophies and that overall compensation is within appropriate parameters.

The Compensation Committee approves every compensation action for executive officers, including grants of equity awards, which are in effect on the date of approval. In determining compensation levels for our executive officers, the Compensation Committee reviews compensation survey data supplied by Hewitt Associates, the independent consultant retained by the Compensation Committee. The companies in the Hewitt survey are selected by our management and approved by the Compensation Committee for peer group comparison. The list of peer group companies is reviewed on an annual basis by the Compensation Committee to ensure continuing relevancy.

The Compensation Committee also reviews the specific corporate goals and objectives relevant to the compensation of the Chief Executive Officer, and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. Based on the Compensation Committee’s annual review and evaluation for 2008, the Committee determined and approved the Chief Executive Officer’s total compensation level, including base salary, annual bonus, salary range and long-term incentive awards.

For 2008, our Compensation Committee changed our peer group from 24 companies to the 28 industrial companies listed below. Our new peer group now includes ten new companies and eliminates six companies from our 2007 peer group. The new companies are Chicago Bridge & Iron Co., Flowserve Corp., Global Industries, Ltd., Noble Corp., Oceaneering International, Inc., Stanley Works, Tidewater, Inc., Timkin Co., URS Corp., and Worthington Industries. The companies that were eliminated from our 2007 peer group are Ameron International Corporation, Milacron Inc., Schlumberger Limited, Snap-On Inc., Stewart & Stevenson, Inc., and Trinity Industries.

Eleven of the 28 companies in our peer group are oilfield service and equipment companies that would likely compete with us for executive talent. This subset of oilfield services and equipment companies also are likely to compete with us for customers, suppliers, and ultimately, investors. For these reasons, we believe that the financial performance of this group is most relevant as a comparison point for measuring our own financial performance. The broader group of 28 companies is used to benchmark other senior management positions.

In considering companies to be included in the peer group, the Compensation Committee reviewed revenues and market capitalization of each company, as well as available data, to determine whether it would be appropriate to include the company in the peer group. The 11 oilfield service and equipment companies are highlighted below.

Baker Hughes Incorporated	Ingersoll-Rand Co. Ltd.
BJ Services Company	Lennox International Inc.
BorgWarner Inc.	McDermott International, Inc.
Cameron International Corporation	National Oilwell Varco, Inc.
Chicago Bridge & Iron Company	Noble Corporation
Cooper Industries, Ltd.	Oceaneering International, Inc.
Cummins, Inc.	Smith International, Inc.
Dover Corporation	Stanley Works
Eaton Corporation	Tidewater, Inc.
Federal-Mogul Corporation	Timkin Co.
Flowserve Corp.	URS Corporation
Foster Wheeler Ltd.	Weatherford International Ltd.
Global Industries, Ltd.	The Williams Companies, Inc.
Halliburton Company	Worthington Industries

Although the companies included in the survey may vary in revenue size and market capitalization, the survey utilizes regression analysis to develop size-adjusted values for each element of compensation. Additionally, for equity-based compensation, Hewitt Associates uses Black-Scholes based options models to value stock options and other economic pricing models for other equity-based compensation.

Based on the survey market data provided by Hewitt Associates, the Compensation Committee reviewed the appropriateness of each executive officer’s base pay, annual non-equity incentive bonus, and annual equity award. The Compensation Committee allocates total annual compensation to our executives among the various elements of short-term cash (base pay and annual non-equity incentive compensation) and long-term (equity awards) compensation to approximate the market allocation identified in the survey results.

For 2008, Hewitt Associates’ compensation survey indicated that 32 percent of target annual compensation was base pay, 18 percent was annual non-equity incentive compensation, and 50 percent was allocated to long-term incentives among the surveyed companies. The actual compensation of our named executive officers in 2008 was 30 percent base pay, 23 percent annual non-equity incentive compensation and 47 percent long-term equity compensation which is allocated between time-based and performance-based restricted shares. This compares to the target compensation mix as shown in the chart below. Our actual allocation of total compensation differed slightly from that of the target due to strong financial performance in 2008, resulting in a higher non-equity incentive component.

When making compensation comparisons between our named executive officers and the market data, we use the 11 oilfield service and equipment companies as the appropriate comparator group. For each of our named executive officers, the Compensation Committee compared each element of the executive’s compensation, as well as the executive’s total compensation, to his counterpart at companies in the relevant peer group. The Compensation Committee also evaluated the ratio of our Chief Executive Officer’s compensation to the compensation of each of our other named executive officers in comparison to these ratios in the peer group.

The Compensation Committee requested the use of tally sheets and approved a format to be used to bring together, in one place, all of the elements of actual and potential future compensation. The tally sheets provide our Compensation Committee with the information necessary to evaluate the total compensation of a named executive officer. The tally sheets present the dollar amount of each component of the named executive officer’s compensation, including cash compensation, accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. With regard to performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under minimum, target and maximum payouts under our cash and equity incentive compensation plans.

Allocation of Pay Between Short- and Long-Term Compensation

Our compensation programs are intended to provide incentives to our executive officers to achieve short-term and long-term operating goals as well as strategic objectives. Certain elements of our compensation programs are weighted toward long-term incentives in the form of equity compensation with a three year vesting requirement and a variable performance-based component. Although these equity compensation incentives deliver a competitive economic value on the date of grant, their ultimate value to an executive will depend upon the market value of the equity after the end of the vesting period. That value will be largely dependent upon our performance as well as general market dynamics.

Short-Term Compensation

Cash Compensation—Base Pay

The annual cash pay elements that our executive officers receive include a base salary and an opportunity to earn annual non-equity incentive compensation. We target our executive base pay and annual non-equity incentive compensation opportunities at the median level of our comparison group of peer companies on a size-adjusted basis.

Base pay is the fixed element of an executive’s annual compensation. The Company’s goal is to target base salaries for our named executive officer’s at approximately the 50th percentile of the 11 peer group companies. Variations may result from the Committee’s and management’s consideration of such factors as job performance, time in position, prior experience and business conditions. We use the annual survey to review median base pay values for comparable employees to set the base salary midpoint for each salary grade within our compensation program. Each salary grade range sets minimum pay at 75 percent of the midpoint and maximum pay at 125 percent of the midpoint. The range is delineated into performance sections such that an individual’s base pay should be at the point in the range corresponding to his or her current level of performance.

There are four levels of performance in our “pay for performance” system: Needs Improvement, Good, Outstanding and Exceptional. Using these criteria, an executive who generally performed well in carrying out the key responsibilities of his position for the year would be given a performance rating of “Good” for the year. If the executive were to exceed all expectations, he would receive a performance ratio of “Outstanding”. To receive an “Exceptional” rating is unusual. This rating would be utilized in rare circumstances where performance and other criteria would dictate that an unusual level of incentive compensation was justifiable. A “Needs Improvement” rating would indicate that an executive failed to meet expectations for the year.

A performance rating for each executive officer is established based on an assessment of the executive’s performance of his primary responsibilities. In addition to establishing a performance rating, the Committee may also evaluate market movement of salaries in our peer group. A base salary change, or merit increase, for an executive officer, other than the Chief Executive Officer, is both recommended by the Chief Executive Officer and approved by the Compensation Committee. Merit increase guidelines are established annually for all employees by the Compensation Committee, based on annual market surveys. In 2008, our merit increase pool was 3.7 percent. The Compensation Committee approves the individual increases of all officers of the Company. In 2008, the average merit increase for all officers did not exceed 3.7 percent.

Cash Compensation—Annual Non-Equity Incentive Compensation

Our annual non-equity incentive compensation plan is a variable cash-based incentive plan designed to focus management on performance factors important to the continued success of their business units and in our overall performance. In 2008, our annual non-equity incentive target bonus percentages for our named executive officers ranged from 60 percent to 100 percent of base pay, the highest percentage being assigned to our Chief Executive Officer. The annual non-equity incentive compensation is weighted primarily toward business performance (70 percent), which we refer to as the Business Performance Incentive or “BPI” component, and secondarily to individual performance (30 percent), which we refer to as the Annual Performance Incentive, or “API” component.

The BPI Component:

The Compensation Committee annually establishes BPI targets and reviews the performance measures to be used for our annual non-equity incentive program annually at its February meeting. Since 2001, we have used EBITDA Growth and Net Contribution. We believe these measures correlate highly to enterprise value growth and shareholder returns. For 2008, the Compensation Committee added a third measure, EBIT Percentage of Sales, to focus greater attention on the profitability of sales and made a determination to replace EBITDA Growth with EBIT Growth.

In 2008, the three equally weighted measures used by the Compensation Committee were based upon the combined results of our operating segments and included the following components:

•

Net Contribution: measured for performance purposes as net income plus after tax interest expense minus a 10.5 percent charge for cost of capital, thus encouraging our executives to grow the business while efficiently using capital; and

•	EBIT Growth: measured as annual growth in earnings before interest and taxes; and

•	EBIT Percentage of Sales: measured as the earnings generated from each dollar of sales.

All of these measures are adjusted for the cumulative effect of changes in accounting principles, significant acquisitions and divestitures and foreign exchange movements versus the assumptions of those movements at the time the targets were set.

A range of results for these measures are established along a 0.0 to 3.0 multiple continuum. For instance, the Compensation Committee established one value for a targeted EBIT Growth at 1.0. If our actual EBIT Growth results are less than the target, the BPI multiple for that measure will fall between 0.0 and 1.0. If the Company’s EBIT Growth exceed the target, the BPI multiple would fall between 1.0 and 3.0. The resulting BPI multiple of the three equally-weighted measures is then multiplied by the individual executive officer’s non-equity incentive compensation percentage to determine non-equity incentive compensation payout to that executive.

For 2008, in order to achieve the 3.0 performance in each measure, the EBIT Growth must increase 25 percent above the target, EBIT Percentage of sales must increase 12 percent above target and Net Contribution must be improved by 34 percent over target.

All of our named executive officers were given a corporate wide BPI target which was based on the consolidated results of our energy businesses. In 2008, our BPI target for annual EBIT Growth was set at a 25 percent increase above 2007, the Net Contribution target was set at an increase of 40.0 percent over 2007 and our EBIT Percentage of Sales target was set at 3 percent above 2007 results.

Our actual 2008 performance exceeded all three of the targets. Actual EBIT Growth in 2008 was 36 percent above 2007 performance and compares to an improvement target of 25 percent. Actual EBIT Percentage of Sales was six percent above the target. The actual 2008 Net Contribution increase of $127 million was 68 percent above 2007. Our performance resulted in an achievement of a 1.90 multiple of target based on the scale established at the beginning of the year

The API Component:

A review of the named executive officers’ objective performance is conducted to determine the API component of the non-equity incentive compensation. Each executive officer’s performance against objectives, established in the beginning of the year, is evaluated annually by the Compensation Committee with input from the Chief Executive Officer. The API of the Chief Executive Officer is set by the Compensation Committee without the Chief Executive Officer being present in the Compensation Committee session. These performance objectives vary depending on the roles and responsibilities of the particular executive and may, in part, be subjective. These individual objectives may include, as examples, goals for acquisitions or divestitures, safety performance, achieving recruiting targets, building management depth, technology innovations and improving market positions through profitable growth and new product introductions.

The API rating is based on the achievement by a named executive officer of both quantifiable performance objectives as well as other, more subjective objectives. If a named executive officer failed to achieve all of his objectives, the API multiple would likely be 0.00. If the executive met some, but not all of the objectives, the API multiple would fall between the range of 0.00 to 2.0 depending upon the number of objectives accomplished, their relative importance and difficulty and the factors that may have prevented achievement of certain objectives. An executive achieving all objectives could potentially receive an API of 2.0, although this would be unusual due to our efforts to establish stretch objectives that may be extremely difficult to achieve. For 2008, our named executive officers received API ratings ranging from 1.20 to 1.40 for the year, with an average rating of 1.34. For 2007, the same group of named executive officers received API ratings ranging from 1.25 to 1.70 for the year, with an average rating of 1.38.

On average, the API portion of the annual non-equity incentive represents less than five percent of the executive’s total compensation included in the Summary Compensation Table. We do not disclose each executive officer’s individual target incentive bonus percentage or API since we consider this information to be personal and confidential to the individual executive and is information which is not released internally among our general employee population. We believe that personal privacy concerns outweigh the value this information would have to our general employee population and investors in light of the small percentage an executive officer’s target non-equity annual incentive award represents of total compensation.

Assuming an executive officer has a base salary of $400,000, a 65 percent target bonus, a BPI rating of 1.90 and an API rating of 1.34, the executive’s annual non-equity incentive compensation payment would be calculated in the following manner:

BPI: $400,000 x .70 (BPI weighting) x .65 (target bonus) x 1.90 (corporate BPI achievement)	$345,800

API: $400,000 x .30 (API weighting) x .65 (target bonus) x 1.34 (individual API rating)	$104,520

Total Non-Equity Incentive Compensation	$450,320

The following describes certain 2008 API objectives of our named executive officers which were evaluated to determine, in part, their performance for purposes of calculating their API measure.

Certain API objectives that we consider commercially sensitive and believe will provide proprietary data to our competitors and could cause us competitive harm have been omitted.

Named Executive Officers

Peter D. Kinnear—Chairman, President and CEO

Mr. Kinnear had many achievements in the area of strategic growth. The development of strategic growth plans focused on technology, organic growth and external opportunities continued to be a primary objective for Mr. Kinnear in 2008. As a result, FMC Technologies completed a transaction to acquire 45 percent of Schilling Robotics, a manufacturer of remotely operated vehicles. The spin-off of the FoodTech and Airport Systems businesses resulted in a focused energy company, while the transaction resulted in a cash dividend to FMC of $196 million. At the same time, earnings per share from continuing operations for 2008 increased 39 percent on year-over-year revenue growth of 25 percent and EBIT growth of 36 percent.

William H Schumann III—Executive Vice President and Chief Financial Officer

Mr. Schumann’s primary objective for 2008 was the successful completion of the spin-off of the FoodTech and Airport Systems businesses from FMC. The spin-off was achieved according to the established time line and $500 thousand below initial estimates for transactions costs. All public company requirements for the new corporation, such as corporate charters, board of directors and board committee charters were established. The valuation of the new company mirrored its comparables and when-issued trading closely matched estimates. This spin-off was established with minimal disruption to the core energy business which performed at record levels. In 2008, Mr. Schumann successfully consolidated the financial staff into the Houston corporate location and maintained key leadership talent during the transition. Additionally, Mr. Schumann has made several key senior leadership changes in the finance function to support needs of the function resulting from strong business growth. Mr. Schumann also was a critical leader in the investment of new businesses in 2008, including Schilling Robotics, LLC, to bring additional growth opportunities.

John Gremp—Executive Vice President

Mr. Gremp’s 2008 objectives were focused in three primary areas which included operational excellence, business growth, and leadership development. Operational execution was the most significant element of Mr. Gremp’s objectives and included safety performance, improving manufacturing delivery, cost reduction through worldwide sourcing initiatives and plant rationalization, operating profit improvements through well executed project deliveries and improved quality and new product development. Growing the energy businesses was also a critical objective and included strategic marketing initiatives aimed at market share goals, customer alliances, expansion of certain businesses and the development and implementation of strategic plans for certain business objectives. FMC was awarded 38 subsea projects requiring 122 subsea trees in 2008. The business is currently executing four subsea processing projects. The third area of focus for Mr. Gremp was internal talent development which is an integral part of FMC Technologies succession planning and leadership development. Mr. Gremp had specific objectives related to high potential talent development, supportive work environment initiatives and management talent development.

Tore Halvorsen—Senior Vice President

Mr. Halvorsen’s primary objectives in 2008 were focused on overall subsea technology advancement, product quality and customer satisfaction through excellent project management. Several key initiatives centered on quality, best practice, global planning and project management. These were accomplished in most regions and were integral to achieving the 2008 profitability improvements of the company, which were above planned levels. Growth of new products and services consistent with our strategic growth initiatives was also an achieved objective in 2008. In the area of talent development, Mr. Halvorsen completed succession objectives for the global subsea management team including four key senior management positions.

Robert L. Potter—Senior Vice President

Mr. Potter’s 2008 objectives were focused on the growth and improvement of the Surface Wellhead business and the Energy Processing portfolio as well as continued talent development. Growth and profitability were the most significant components of 2008 efforts. Mr. Potter’s initiatives included the completion of global sourcing plans and related operational requirements resulting in a more competitive cost platform. Sales and marketing targets for products and customers were largely achieved across all regions resulting in overall revenue improvement and EBIT growth of 14 percent for the businesses that Mr. Potter oversees. In the area of talent management and development, Mr. Potter made several key global management position changes in 2008 to support the growth requirements of global expansion.

Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we provide to our executives include financial counseling, tax preparation, parking fees, personal use of company vehicles, dining club memberships and country club memberships, executive physicals and other minor expenses associated with their business responsibilities. Our executives’ use of company vehicles and dining and country club membership benefits is primarily for business-related travel and entertainment. We require our executives to report personal use of company vehicles and club memberships. We also pay certain travel expenses such as air fare and meals for spouses of our executive officers when they accompany their spouses and when such expenses are considered to be related to the business travel purpose. If a named executive officer’s perquisites exceed $10,000 in cost to us, the total amount of the perquisites provided by us to that named executive officer is included in the “All Other Compensation” column of the Summary Compensation Table in this Proxy Statement and the nature of those perquisites are described in a footnote to the table. We gross up for the taxes due on the club memberships because personal use of these clubs is generally minimal and incidental to the business use of these facilities. The Compensation Committee has determined that this gross-up will be eliminated in 2009.

Long-Term Compensation

Equity Compensation—Long-Term Incentive Plan

The long-term component of our executive compensation is equity awards, which provides our executive officers the opportunity to realize financial rewards if our stock price appreciates over the long-term. We use the Hewitt survey data noted previously to establish a value for the equity compensation granted to each of our executive officers. To determine the appropriate amount of equity-based compensation awards for our executive officers, we determine the size-adjusted median value of comparable equity compensation awards issued by the peer group of companies surveyed by Hewitt Associates to each named executive officers’ peers with the surveyed companies. We currently use full-value share awards, and have not issued stock options since 2004. For 2008, the grant size of restricted stock for each of our named executive officers is then set by dividing the size-adjusted median value for that officer by our prior year-end closing stock price, discounted to reflect the risk of forfeiture.

The Compensation Committee has made a decision, beginning in 2009, to use the face value of our stock on the date of grant to determine shares that equate to the economic value delivered to each named executive officer. A discount to reflect the risk of performance will be used only for the two-thirds portion of the performance-based awards.

Although our incentive compensation program permits the Compensation Committee to approve equity compensation awards to our executive officers in a variety of forms, only stock options and restricted stock grants with both time-based and performance-based elements have been awarded since our initial public offering in 2001. We believe the combination of time-based and performance-based incentives provides performance incentives consistent with our shareholders’ interests and serves as an effective retention vehicle for our named executive officers.

Our equity awards have vesting periods of three years. The grant date of the annual equity awards is the date of the annual Compensation Committee meeting in February. As long as an executive remains employed through the age of 62, any unvested equity awards remain outstanding after retirement and vest on the originally scheduled vesting date. Executives will forfeit unvested awards if they retire prior to age 62. Awards vest immediately in the event of death, disability or a qualifying change in control.

By providing our executive officers with compensation in the form of equity awards, we ensure that a significant portion of total compensation remains at risk and is tied to the creation of stockholder value.

Since the end of 2001, our share price compounded annual growth rate has averaged 17 percent. The market value of vested and unvested restricted stock awards shown in the “Outstanding Equity Awards at Fiscal Year-End Table” herein and the realized value of exercised options and restricted stock awards shown in the “Option Exercises and Stock Vested Table” demonstrate both the potential and realized value of equity awards we have issued to our named executive officers and the alignment of our executive officers personal financial interests with those of our shareholders.

Non-Qualified Stock Options

Our Amended and Restated Incentive Compensation and Stock Plan (the “Incentive Compensation Plan”) provides our management the authority to issue non-qualified stock options to our executive officers and other key employees. All stock options granted to our executive officers are subject to vesting requirements necessitating three years of additional service by the executive before the options vest and the executive receives ownership and voting rights. We utilize vesting periods as a retention incentive. With the exception of stock options issued in connection with our initial public offering in June 2001, our stock options have been issued only in February of each year, following review and approval of the grants by our Compensation Committee during the regular committee meeting established to review compensation. The exercise price for these stock options in each case was the closing price of our Common Stock on the date of the Compensation Committee meeting at which the awards were approved. The date for this committee meeting is established more than a year in advance when all Board of Director and committee meetings are scheduled.

We have not issued stock options to our executive officers since 2004. The stock options issued in connection with our initial public offering were issued at the public offering price. At the time of our separation from our former parent, FMC Corporation, existing FMC Corporation stock options held by employees of FMC Corporation who became employees of FMC Technologies were converted to FMC Technologies stock options, and the number of shares exercisable under each such converted option and exercise price were adjusted to provide the holder with an equivalent market value before and after the conversion.

Time-Based Restricted Stock Awards

We issue grants of time-based restricted stock to our executive officers and other key employees under our Incentive Compensation and Stock Plan. All restricted stock awards granted to our executive officers require an additional three years of service by the executive before the restricted stock vests and the executive receives ownership and voting rights. We utilize vesting periods as a retention incentive.

Performance-Based Restricted Stock Awards

In 2008, based on the comparison to our peer group allocation of performance-based compensation, the Compensation Committee determined that two-thirds of the economic value of the restricted stock awarded to our officers and five other senior managers be based on meeting certain performance criteria. Our performance-based equity compensation links the award of restricted stock to the achievement of performance targets relative to the performance of 11 oilfield service and equipment companies.

In 2008, we compared our performance with the following companies:

Baker Hughes Incorporated (BHI)

BJ Services Company (BJS)

Cameron International Corporation (CAM)

Global Industries, Ltd. (GLBL)

Halliburton Company (HAL)

National Oilwell Varco, Inc. (NOV)

Oceaneering International, Inc. (OII)

Schlumberger Limited (SLB)

Smith International, Inc. (SII)

Tidewater, Inc. (TDW)

Weatherford International Ltd. (WFT)

In 2009, the peer group used to determine our achievements, relative to our peers, for performance-based restricted stock awards will conform to our compensation comparator group of 11 oilfield service and equipment companies for named executive officers.

The linking of our executive’s performance-based awards to the Company’s achievement of performance targets relative to the performance of the above listed oil service and equipment companies puts a meaningful portion of our named executive’s targeted equity award at risk. The percentage of the total performance-based restricted stock award an executive officer will ultimately receive will be determined at the end of the one-year measurement period and will be dependent upon our performance relative to this peer group of companies with respect to the following three measures for that period:

•	EBITDA Growth is measured as annual growth in earnings before interest and taxes, excluding depreciation and amortization;

•

Return on Investment (ROI) is both a measure of profitability, equal to annual net income divided by equity plus long-term debt, as well as how effectively the firm uses its capital to generate profit;

•	Total Shareholder Return (TSR) is measured as the total returns that an investor receives based on the volume-weighted average price and the reinvestment of dividends issued.

The performance results of these three measures for the 11 peer group companies are publicly available and provide us with externally available reference against which to measure our performance.

The amount of the performance-based restricted stock award earned by our executive officers can vary between 0-200 percent of the performance-based award amount granted. This is determined by our full-year performance of the three defined measures relative to the performance of our peer group companies.

Each of the three performance measures are weighted equally in the compilation of the award. A determination of below average, average or above average performance is made based on actual full-year results. The following chart illustrates the percentage of the target award which can be earned for each of the three measures for 2008 based on our performance relative to that of our peers.

Performance Measure	Weighting	Below Average (0% of Target Grant)	Average (100% of Target Grant)	Above Average (200% of Target Grant)
EBITDA Growth	1/3	0	33%	67%
Return on Investment (ROI)	1/3	0	33%	67%
Total Shareholder Return (TSR)	1/3	0	33%	67%

For below-average performance against any of the three performance measures, an executive officer receives 0 percent of the one-third portion of the grant tied to such performance measures; for average performance, 100 percent of one-third of the grant; and for above-average performance, an executive would receive 200 percent of one-third of the grant.

We define our performance for each of the three performance measures as follows:

Above Average—Our performance exceeds the performance of the midpoint between the third and fourth ranked peer companies;

Average—Our performance is between the midpoint of the third and fourth ranked peer companies and the midpoint between the eighth and ninth ranked peer companies;

Below Average—Our performance is below the midpoint between the eighth and ninth ranked peer companies.

In 2008, we ranked above average for all three measures. As a result of our strong financial performance relative to our peer group for 2008, our named executive officers will receive 200 percent of the performance-based portion of the restricted stock grants awarded on February 28, 2008 and these awards will vest on January 2, 2011. The final performance-based restricted stock award each named executive officer received for 2008 are included in columns (g) and (h) of the “Outstanding Equity Awards at Fiscal Year-End Table” below.

The vesting period for performance-based restricted stock awards is the same as the vesting period for time-based restricted stock awards, which is three years from the grant date, meaning that although the performance period considered is one year, the awards do not vest for three years from the date of grant. None of our executive officers have the ability to adjust the performance measures approved by the Compensation Committee or to waive any conditions established for the performance-based awards once established by the Compensation Committee.

These three performance measures, EBITDA Growth, Return on Investment (ROI) and Total Shareholder Return (TSR), against which this compensation element is measured, meet the requirements of Section 162(m) of the Internal Revenue Code and thus allow for the Company to treat these restricted stock grants as qualified “performance-based” compensation allowing requisite deductibility for federal income tax purposes beginning in 2009.

For 2009, the Compensation Committee has changed the Plan to reflect a zero payout for TSR if this measure is not positive regardless of the Company’s performance relative to our peers. This action supports one of the underlying compensation philosophies of our named executive officers to incent achievement of long-term objectives that increase shareholder value.

“Clawback” Provision

Our Incentive Compensation and Stock Plan gives our Compensation Committee the discretion to “claw back” and cancel previously earned performance-based compensation. In the event our financial statements are restated as a result of errors, omissions or fraud, our Compensation Committee may, in good faith and to the extent an award exceeds what would otherwise have been awarded based on the restated financial results, (a) cancel any outstanding award granted, in whole or in part, whether or not vested or deferred, to officers of the Company who are identified as being subject to Section 16 of the

Securities and Exchange Act of 1934 (Section 16 Officers), and/or (b) if such restatement occurs after the exercise or payment of an award, require the Section 16 Officers to repay to the Company any gain realized or payment received upon the exercise or payment of the award valued as of the date of exercise or payment.

Stock Ownership and Retention Requirements

The Compensation Committee established executive officer stock ownership guidelines in order to ensure a continuing alignment of executive and shareholder interests. Under these guidelines, an executive officer is required to retain ownership of shares which include restricted stock awards, 50 percent of the shares underlying options and shares held in the Qualified Savings Plan and the Non-Qualified Savings Plan, in an amount equal in value to a multiple of the individual’s mid-point of grade salary and target annual non-equity incentive bonus.

Upon becoming a Section 16 officer, an executive has five years to satisfy a new or increased retention multiple, pro-rated 20 percent each year. The multiple for each of the named executive officers is provided in the following table. Each named executive officer satisfies the ownership guidelines applicable to him.

Named Executive Officer	Multiple of Base Pay and Target Non-Equity Incentive Bonus
Peter D. Kinnear	5.0
William H. Schumann, III	4.5
John T. Gremp	4.5
Tore Halvorsen	4.0
Robert L. Potter	4.0

In 2006, our Compensation Committee adopted additional stock retention guidelines requiring our officers to retain, for a period of at least one year after vesting date, at least one-half of the net after-tax shares for restricted stock and stock option awards vesting after January 1, 2007. The purpose of this additional policy is to impose a holding period during which our executives must retain ownership of a significant portion of vested equity compensation awards. We believe that the combination of the stock ownership guidelines and the stock retention rules focus our executives on our long-term value by aligning their interests with the long-term interest of other stockholders.

Compliance with these guidelines is evaluated in February of each year. As of March 1, 2009, all officers met their ownership requirements.

Insider Trading and Speculation in Company Stock

The Company has established policies which prohibit our officers, directors and certain employees from purchasing or selling FMC Technologies securities while in possession of material, nonpublic information or otherwise using such information in any manner that would violate applicable laws and regulations.

To align the economic risk of ownership of management and shareholders, our ownership guidelines also prohibit all officers and their immediate family from directly or indirectly speculating in the Company stock, including derivative transactions, short selling, the sale or purchase of options in Company stock and borrowing against Company stock.

Deductibility of Executive Compensation under Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid for any fiscal year to certain named executive officers. The Compensation Committee requires certain components of executive compensation to be performance-based. Considering the fact that as of 2008, two-thirds of the executive restricted stock awards are based on achievement of performance goals, and 70 percent of the annual non-equity incentive is based on the achievement of performance goals, the Compensation Committee concluded that it was important to qualify the compensation as performance-based under Section 162(m).

Accordingly, at our 2008 annual shareholder meeting, the Compensation Committee sought and obtained shareholder approval with respect to the material terms of the performance goals related to certain awards under the Plan, thus allowing the Company to treat the restricted stock awards as qualified “performance-based” compensation and thus allowing the requisite deductibility for federal income tax purposes starting in the year 2009.

Defined Benefit Pension Plans

A longer term element of compensation for our executive officers is our retirement programs. Our U.S. based executive officers participate in an IRS qualified defined benefit pension plan (the “U.S. Pension Plan”) that provides income replacement retirement benefits. We believe our pension plan design is an effective retention vehicle and that it has been a significant factor in the long tenure of our executive management team and, consequently, the depth of our management team’s experience with our businesses. The same benefit calculation formula is used for our executive officers as is used for all of our US non-bargaining unit production employees. The U.S. Pension Plan is designed to provide retirement income to all of our current employees who meet the minimum service requirement of five years or who retire on or after age 65. The pension payment is based on “final average pay,” which is calculated for the period that includes the employee’s highest 60 consecutive months of pay in the final 120 months of service, and includes base pay and annual non-equity incentive bonus in the calculation. Eligible earnings under the provisions of the U.S. Pension Plan do not include the value of the equity grants (stock options or restricted stock awards), matching contributions to our U.S. Qualified Savings Plan, deferrals or matching contributions to our U.S. Non-Qualified Savings Plan or perquisites.

The U.S. Pension Plan is qualified under the United States Employment Retirement Income Security Act (“ERISA”). The Internal Revenue Service limits the amount of compensation on which retirement benefits can be earned and the amounts payable by a tax qualified defined benefit pension plan.

We also have a U.S. non-qualified defined benefit pension plan (the “U.S. Non-Qualified Pension Plan)” to provide the benefits based on earnings above the IRS limits as well as benefits based upon deferrals made to the U.S. Non-Qualified Savings Plan which are not permitted under the U.S. Pension Plan. The U.S. Non-Qualified Pension Plan uses the same pension benefit formula as the tax qualified U.S. Pension Plan. The benefits under this plan are our general obligations and are not protected by ERISA.

Mr. Halvorsen is our only named executive officer who is not U.S.-based and he is covered under the Norwegian Pension Program (the “Norwegian Program”). The Norwegian Program is designed to provide employees based in Norway with targeted total pension payment of 65 percent of their salary based on 30 years of service. For service less than 30 years, the service is reduced proportionately. This benefit is offset by any state or government provided social security benefits. The salary included in the benefit calculation is limited to 12 times the National Insurance Base Amount, which was $12,575 (NOK 70,256) effective May 1, 2008 through the end of 2008. The amount in U.S. dollars is based on an average currency exchange rate at month-end over the full year.

In addition, a supplementary pension scheme was established in Norway, effective January 1, 2007, to provide benefits for salary in excess of 12 times the National Insurance Base Amount which is not covered under the Norwegian Program. This supplemental plan provides a benefit equal to 49 percent of salary exceeding 12 times the National Insurance Base Amount for 30 years of service beginning on or after January 1, 2007. For service less than 30 years, the benefit is reduced proportionately.

All of the members of our executive management team have significant accrued pension benefits under the pension plans as a result of their long tenure. We believe that these pension benefits are an important reason for the long-term retention of our management team. Our executive officers as well as all other employees have been credited under our Pension Plan for their years of service with FMC Corporation, our former parent company, prior to our spin-off as a separate company in 2001.

Savings Plans

All of our U.S.-based employees, including our executives, are eligible to participate in our tax-qualified savings and investment plan (the “U.S. Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the IRS compensation limit for highly compensated employees can contribute between 2 percent and 20 percent of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and our limits, and employees not considered highly compensated under IRS regulations can contribute up to 75 percent of base pay and eligible incentives. For non-bargaining unit employees, we match 100 percent up to the first 5 percent of each employee’s contributions. Participants are vested on a five year graded vesting schedule for employer matching contributions.

Our U.S.-based executives are also eligible to participate in a pre-tax non-qualified defined contribution plan (the “U.S. Non-Qualified Savings Plan”), which provides our executives and other eligible employees with the opportunity to participate in a tax advantaged savings plan comparable to the U.S. Qualified Savings Plan. The investment options offered to participants in the Non-Qualified Savings Plan are similar to those offered in our U.S. Qualified Savings Plan. Participants may elect to defer up to 100 percent of their base pay or annual non-equity incentive bonus into the U.S. Non-Qualified Savings Plan. We match 100 percent up to the first five percent of the employee’s contributions to the U.S. Non-Qualified Savings Plan. Participants are vested on a five year graded vesting schedule for employer matching contributions. All vested funds must be distributed upon an employee’s termination or retirement from the Company.

Mr. Halvorsen is eligible to participate in a nonqualified defined contribution plan administered in the United Kingdom (the “International Savings Plan”). Participation in this plan is generally restricted to key employees with a salary grade of 20 or above and who are not subject to U.S. taxes (not citizens of the U.S., Canada or the Cayman Islands). Exceptions to the salary grade for eligibility can be made by the Company. Participants can contribute up to 75 percent of base pay and eligible incentives. We match up to the first five percent of each employee’s contributions. Both the contributions to the International Savings Plan and the distributions from the International Savings Plan are made in U.S. dollars. Participants are vested on a five-year graded vesting schedule for employer contributions. All vested funds must be distributed upon an employee’s termination or retirement from the Company.

Change in Control Agreements

We have entered into agreements with each of our executive officers that will provide them with compensation under certain circumstances in the event of a change in control in our ownership or management. See “Potential Payments upon Change in Control” for a further description of the terms and potential amounts payable under these agreements.

The benefits payable under the change in control agreements are comparable to benefits executives in similar positions at peer companies are eligible for under their change in control agreements. The competitive nature of these benefits is annually reviewed and analyzed by the Compensation Committee with the assistance of the Committee’s compensation consultant, Hewitt Associates.

All change in control agreements entered into with our executive officers contain what is commonly referred to as “double triggers”. Under these agreements, the severance benefits are only payable if, in addition to the qualifying change in control, the executive officer’s position is terminated, his responsibilities are materially changed, his salary and/or benefits are materially reduced and/or his location is significantly changed.

General Executive Severance Benefits

Under our executive severance plan, executive officers who lose their job through no fault of their own are entitled to receive 15 months of severance pay (limited to base pay and the executive’s target annual non-equity incentive bonus), their pro-rated target annual non-equity incentive bonus through the date of termination, the continuation of medical and dental benefits for the same severance period at the employee premium rate, outplacement services, and tax preparation and financial planning assistance for the last calendar year of employment. See “Potential Payments upon Termination” herein for a further description of the terms and potential amounts payable under the executive severance plan. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants.

In order to preserve the deductibility of performance-based incentive payments under Section 162(m) of the U.S. Internal Revenue Code, as amended (the IRC), the Compensation Committee amended its previous grant of authority to management to specify that in the event of a termination without cause, termination for good reason or voluntary retirement, any performance-based incentive payments are subject to the Company’s actual attainment of performance goals The terms of our executive severance plan are based on the results of a survey of publicly traded companies conducted by Hewitt Associates. Change in control agreements and severance benefits are exclusive of one another, and in no circumstances would any named executive officer receive benefits under both a change in control agreement and the executive severance plan.

Compensation Committee Report

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this Report by specific reference.

The Compensation Committee establishes and oversees the design and functioning of FMC Technologies’ executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2008 Annual Meeting.

The Compensation Committee

Mike R. Bowlin, Chairman

Philip J. Burguieres

Thomas M. Hamilton

Richard A. Pattarozzi

James M. Ringler

James R. Thompson

Summary Compensation Table

The following table summarizes the compensation earned by each of our named executive officers of FMC Technologies from all sources for services rendered in all of their capacities to us during the fiscal year ended December 31, 2008.

Name and Principal Position in 2008	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
PETER D. KINNEAR Chairman, President and Chief Executive Officer	2008 2007 2006	$891,667 781,430 513,167	$0 0 0	$7,730,092 3,043,228 1,108,300	$0 0 90,913	$1,560,417 1,218,570 962,181	$4,207,665 2,052,980 1,553,058	$156,554 119,358 79,528	$14,546,395 7,215,566 4,307,147
WILLIAM H. SCHUMANN, III Executive Vice President and Chief Financial Officer	2008 2007 2006	$569,185 549,135 523,022	$0 0 0	$1,419,765 1,143,044 841,406	$0 0 81,630	$597,645 487,961 755,085	$1,123,930 330,895 649,932	$112,771 92,166 89,629	$3,823,296 2,603,201 2,940,704
JOHN T. GREMP Executive Vice President	2008 2007 2006	$472,500 450,000 348,063	$0 0 0	$1,151,030 930,381 630,625	$0 0 39,695	$568,890 475,965 541,029	$1,061,381 533,268 587,485	$86,437 84,260 65,291	$3,340,238 2,473,874 2,212,188
TORE HALVORSEN Senior Vice President (3)	2008 2007	$480,769 441,770	$0 0	$1,045,741 824,962	$0 0	$536,058 428,959	$15,262 54,008	$29,949 37,874	$2,107,779 1,787,573
ROBERT L. POTTER Senior Vice President	2008	$418,000	$0	$932,103	$0	$466,070	$1,039,460	$75,959	$2,931,592

(1)	The amounts in columns (e) and (f) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008, in accordance with SFAS 123(R) of stock-based awards pursuant to the Incentive Compensation Plan and as a result may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note (12) to our audited consolidated financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009. These amounts are amortized over the vesting period of the grants which approximate three years. Mr. Kinnear has restricted stock awards that are amortized for SFAS 123(R) on an accelerated basis through his 62nd birthday. These awards, however, maintain their normal vesting schedules. The Incentive Stock and Compensation Plan allows for individuals to retain unvested shares upon retirement at age 62 or older. Mr. Kinnear’s expense would have been $4,180,125 and $2,461,709 in 2008 and 2007, respectively, if the accelerated amortization due to attainment of age 62 in March of 2009 was not required.
(2)	The amounts in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits at the first retirement date with unreduced benefits (age 62 for U.S. pension programs and age 67 for the Norwegian pension program) under all of our pension plans. These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our audited consolidated financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009. All nonqualified deferred compensation earnings are market-based investments and therefore are not included in this column.
(3)	The amounts reported as salary, non-equity incentive compensation and all other compensation for Mr. Halvorsen were paid in Norwegian Kroner. These amounts were converted into U.S. Dollars in the Summary Compensation Table. The conversion method utilized was to use an average of the Norwegian Kroner to U.S. Dollar exchange rates on the last day of each month during 2008. The monthly salary amount paid to Mr. Halvorsen for each month in 2008 was equal for each such month.

(4)	The amounts reflected in column (i) for the fiscal year ended December 31, 2008 reflect for each named executive officer are shown below:

Perquisites ($)	Peter D. Kinnear	William H. Schumann, III	John T. Gremp	Tore Halvorsen	Robert L. Potter
Personal Use of Club Memberships*	$9,472	$0	$10,462	$0	$3,106
Financial Planning & Personal Tax Assistance**	11,078	16,026	13,715	0	13,715
Personal Use of Automobiles***	10,218	0	5,727	15,611	9,528
Parking	0	4,100	0	0	0
Executive Physicals	0	0	0	0	3,665
Apartment Residence in Houston	0	8,820	0	0	0
Commuting Expense	0	15,072	0	0	0
Total Perquisites	30,768	44,018	29,904	15,611	30,014

*	Our cost for each club membership utilized by a named executive officer equals the amount of the annual dues we pay for such membership multiplied by a fraction, the numerator of which is the number of days on which the club is used by the named executive officer primarily for non-business purposes, and the denominator of which is the total days on which the club is used for any purpose.
**	Our cost for financial planning and personal tax assistance includes the fees we pay to third party financial planning and tax advisors for service provided to our named executive officers, a portion of which is an annual retainer fee allocated to the individual officers on a pro rata basis. Other fees are specifically allocated to the individual named executive officers receiving the services to which such fees relate.
***	Our cost for personal use of automobiles utilized by each named executive officer is calculated by multiplying our estimate of the incremental annual cost of each executive officer’s vehicle by the executive officer’s reported proportionate use for personal purposes.

Other Compensation ($)	Peter D. Kinnear	William H. Schumann, III	John T. Gremp	Tore Halvorsen	Robert L. Potter
Life Insurance	$16,821	$5,923	$5,297	$0	$4,493
Matching Contributions to Qualified Savings Plan and Non-Qualified Savings Plan	105,512	52,857	47,423	14,338	40,320
Income tax gross-ups	3,453	9,973	3,813	0	1,132

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2008 to each named executive officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Peter D. Kinnear	2008 2/25/08 2/25/08	0	$891,667	$2,407,501	0	54,586	109,173	27,252	—	—	$1,419,573 2,687,852

William H. Schumann, III	2008 2/25/08 2/25/08	0	341,511	922,080	0	15,443	30,887	7,606	—	—	396,236 760,432

John T. Gremp	2008 2/25/08 2/25/08	0	330,750	893,025	0	12,304	24,609	6,060	—	—	315,662 605,867

Tore Halvorsen	2008 2/25/08 2/25/08	0	312,500	843,750	0	10,864	21,730	5,351	—	—	278,748 534,988

Robert L. Potter	2008 2/25/08 2/25/08	0	271,700	733,590	0	9,785	19,571	4,819	—	—	251,048 481,842

(1)	The amounts shown in column (i) reflect the number of shares of stock subject to time-based vesting requirements granted to each named executive officer in 2008 pursuant to our Incentive Compensation Plan as adjusted to reflect the dividend awarded due to the spin-off of John Bean Technologies Corporation.
(2)	The amounts in column (l) reflect the full grant date fair value calculated in accordance with SFAS 123(R) of awards of restricted stock pursuant to the Incentive Compensation Plan in 2008. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. Assumptions used in the calculation of these amounts are included in note (12) to our audited consolidated financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009.
(3)	The second award amount in column (l) represents the full grant date fair value of shares subject to performance-based conditions assuming achievement of target performance.

We did not make any grants of stock options or stock appreciation rights in 2008 under the Incentive Compensation Plan for services rendered during 2008 to any of the named executive officers. For a description of the material terms of the restricted stock awards, including the vesting schedules and a description of the performance targets and potential award amounts for those restricted shares subject to performance-based conditions, see the descriptions set forth in Compensation Discussion and Analysis. We do not currently pay dividends on restricted stock awards or shares obtainable upon exercise of outstanding options. Dividends would be payable on equity compensation awards that we issued only if and when dividends are declared and paid on our Common Stock.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Peter D. Kinnear	80,449 59,810	0	0	9.207 11.9753	2/20/2013 2/19/2014	404,628	9,642,308	0	0

William H. Schumann, III	44,226 53,703	0	0	9.207 11.9753	2/20/2013 2/19/2014	147,778	3,521,550	0	0

John T. Gremp	19,048 26,114	0	0	9.207 11.9753	2/20/2013 2/19/2014	118,442	2,822,485	0	0

Tore Halvorsen	31,042 21,060	0	0	9.207 11.9753	2/20/2013 2/19/2014	108,648	2,589,095	0	0

Robert L. Potter.	26,325 26,114	0	0	9.4967 11.9753	2/15/2011 2/19/2014	96,607	2,302,156	0	0

(1)	The market value of shares that have not vested is calculated using the closing price of $23.83 of our Common Stock on December 31, 2008, the last trading day of 2008. The full grant date fair value of the awards under SFAS 123(R) is $11,669,629 for Mr. Kinnear; $4,038,412 for Mr. Schumann; $3,280,895 for Mr. Gremp; $2,988,426 for Mr. Halvorsen; and $2,661,129 for Mr. Potter.

(2)	The outstanding restricted stock awards presented above include awards in the amounts and with the vesting dates in the table below. Note that the individual grant awards have been rounded to the lower full share amount and do not reflect any partial shares.

Executive Officer	Restricted Stock Grant Date	Restricted Stock Grant Amount	Restricted Stock Vesting Date
Peter D. Kinnear	2/21/2006	35,690	1/2/2009
	2/21/2006	29,799	1/2/2009
	2/20/2007	67,571	1/2/2010
	2/20/2007	135,142	1/2/2010
	2/25/2008	27,252	1/3/2011
	2/25/2008	109,173	1/3/2011

William H. Schumann, III	2/21/2006	29,273	1/2/2009
	2/21/2006	24,444	1/2/2009
	2/20/2007	18,522	1/2/2010
	2/20/2007	37,044	1/2/2010
	2/25/2008	7,606	1/3/2011
	2/25/2008	30,887	1/3/2011

John T. Gremp	2/21/2006	20,202	1/2/2009
	2/21/2006	16,869	1/2/2009
	2/20/2007	16,900	1/2/2010
	2/20/2007	33,801	1/2/2010
	2/25/2008	6,060	1/3/2011
	2/25/2008	24,609	1/3/2011

Tore Halvorsen	2/21/2006	20,091	1/2/2009
	2/21/2006	16,776	1/2/2009
	2/20/2007	14,899	1/2/2010
	2/20/2007	29,799	1/2/2010
	2/25/2008	5,351	1/3/2011
	2/25/2008	21,730	1/3/2011

Robert L. Potter	2/21/2006	17,578	1/2/2009
	2/21/2006	14,676	1/2/2009
	2/20/2007	13,320	1/2/2010
	2/20/2007	26,640	1/2/2010
	2/25/2008	4,819	1/3/2011
	2/25/2008	19,571	1/3/2011

Option Exercises and Stock Vested Table

Shown below is information for each of the named executive officers with respect to options to purchase Common Stock exercised in 2008 and restricted stock awards vested in 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Peter D. Kinnear	0	$0	62,700	$3,588,321
William H. Schumann, III	17,750	973,004	52,460	3,002,286
John T. Gremp	35,048	2,379,933	37,600	2,151,848
Tore Halvorsen	0	0	34,000	1,945,820
Robert L. Potter	65,600	4,498,151	30,200	1,728,346

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for each of the named executive officers under the pension plans include years of service with our predecessor. The U.S. Pension Plan and the Norwegian Pension Program values are the present value of accrued benefits at the first retirement date for unreduced benefits. The Non-Qualified Pension Plan value is the present value at December 31, 2008 of the lump sum payable at the first retirement date for unreduced benefits.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Peter D. Kinnear	U.S. Pension Plan Non-Qualified Pension Plan	37.6	$1,251,574 10,652,101	$0 0

William H. Schumann, III	U.S. Pension Plan Non-Qualified Pension Plan	27.5	734,321 4,128,647	0 0

John T. Gremp	U.S. Pension Plan Non-Qualified Pension Plan	33.4	842,867 2,951,869	0 0

Tore Halvorsen	Norwegian Pension Program Norwegian Supplementary Program	28.2	173,921 74,781	0 0

Robert L. Potter	U.S. Pension Plan Non-Qualified Pension Plan	35.6	937,191 3,088,589	0 0

(1)	The present value of accumulated benefit as of December 31, 2008 reflects:

•

The present value of the accumulated benefit under the U.S. Pension Plan is calculated by multiplying the benefit amount as determined by our Pension Benefit formula described below by a present value factor to determine the benefit at age 62, the first age at which unreduced benefits are available under the U.S. Pension Plan. This amount is discounted back to December 31, 2008 using SFAS 87 interest only assumptions of 6.1 percent.

•

The present value of the benefit payable under the Non-Qualified Pension Plan is calculated in the same manner as specified above for the U.S. Pension Plan. However, the calculation assumes payment of benefit in the form of a lump sum payment at age 62. This amount is discounted back to December 31, 2008 using SFAS 87 interest only assumptions of 6.1 percent.

•

The present value of the accumulated benefits under the Norwegian Pension Program and the Norwegian Supplementary Program is calculated by multiplying the benefit amounts as determined by the Norwegian Pension Program Benefit formula and the Norwegian Supplementary Program formula described below by a present value factor to determine the benefit at age 67, the first age at which unreduced benefits are available under the Norwegian Pension Program and the Norwegian Supplementary Program. This amount is discounted back to December 31, 2008 using SFAS 87 interest only assumptions of 5.1 percent.

U.S. Pension Plan

Benefit Formula

Our U.S. Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:

(i)

1 percent of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached) plus 1 1/2 percent of the participant’s final average yearly earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

(ii)	1 1/2 percent of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service.

(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

Eligible Earnings

Eligible earnings under the U.S. Pension Plan for the named executive officers (excluding Mr. Halvorsen) include the base salary and annual non-equity incentive bonus paid by us to the executives for each plan year. Equity compensation, such as restricted stock and stock option awards, and deferrals to the Non-Qualified Savings Plan, are not included. The Internal Revenue Service limits the annual amount of earnings that may be taken into account for the U.S. Pension Plan to remain qualified under the Internal Revenue Code. Since all of the named executive officers’ eligible earnings exceed that limitation, the eligible earnings for each of the named executive officers (except Mr. Halvorsen) under the U.S. Pension Plan is the same amount, $230,000 for 2008.

The Pension Plan limits annual pension benefits to Internal Revenue Service requirements for tax-qualified retirement plans. This amount was $185,000 in 2008.

Early Retirement

The U.S. Pension Plan’s “early retirement date” is the participant’s 55th birthday in the case of a participant who became a participant in our predecessor’s pension plan before January 1, 1984. Participants hired on or after January 1, 1984 are eligible for early retirement on or after age 55 with ten years of service. All named executive officers were participants in the predecessor’s pension plan before January 1, 1984. All of the named executive officers in the U.S. Pension Plan are age 55 or older and are eligible to receive early retirement benefits under the U.S. Pension Plan.

A participant in the U.S. Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by 1/3 of 1 percent for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the U.S. Pension Plan whose employment terminates prior to their early retirement date is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by  1/2 of 1 percent for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50 percent joint and survivor annuity for married retirees. The U.S. Pension Plan also provides for a variety of other methods for receiving pension benefits such as 75 percent and 100 percent joint and survivor annuities, level income and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The actuarial reduction for a participant and spouse who are both age 62 is 7.9 percent from the normal retirement benefit for the 50 percent joint and survivor annuity, 11.4 percent from the normal retirement benefit for the 75 percent joint and survivor annuity and 14.7 percent from the normal retirement benefit for the 100 percent joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

U.S. Non-Qualified Pension Plan

We have also established a U.S. Non-Qualified Pension Plan that provides employees to obtain a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the U.S. Pension Plan for (1) limitations due to the IRS maximum annual pension benefit limit, (2) earnings that exceed the Internal Revenue Service limitations on earnings eligible for the tax-qualified Pension Plan, and (3) deferred compensation not included in the pensionable earnings definition in the U.S. Pension Plan. The normal form of payment for the Non-Qualified Pension Plan is a lump sum distribution. In addition, a participant may elect to receive his benefit in monthly installments payable over five years. The actuarial equivalence assumption for interest rates is based on the lesser of the 30-year Treasury Rate in effect for the October of year prior to termination and 6 percent. Distributions will be made upon separation from service. Distributions for “key employees” as defined by the Internal Revenue Code will be paid no sooner than six months after separation from service. All of the named executive officers are key employees. The distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement result in a deferral of the participant’s distribution for an additional five years.

Norwegian Pension Program

The Norwegian Pension Program is designed to provide Norwegian employees with a targeted total pension payment of 65 percent of salary of their salary based on 30 years of service. Service is reduced proportionately when less than 30 years. This benefit is offset by any state or government provided social security benefits. The salary included in the benefit calculation is limited to 12 times the National Insurance Base Amount, which is $12,575 (NOK 70,256) effective May 1, 2008 through the end of 2008. The amount in U.S. dollars is based on an average currency exchange rate at month end over the full year. Normal retirement age under for Norwegian employees is age 67. Benefits are payable at normal retirement, disability or pre-retirement death in the form of an individual life annuity.

Norwegian Supplementary Program

In addition, we established a supplementary pension plan in Norway, effective January 1, 2008, which provides benefits above the salary limit. This supplemental plan provides for 49 percent of salary in excess of 12 times the Base Amount based on 30 years of service. Years of credited service for a Norwegian employee under the supplemental plan is calculated from the later of date of commencement of employment and January 1, 2007. For service less than 30 years, the service is reduced proportionately. Normal retirement age under for Norway employees is age 67. Benefits are payable at normal retirement, disability or pre-retirement death in the form of individual life annuities.

Non-Qualified Deferred Compensation Table

Pursuant to our U.S. Non-Qualified Savings Plan, certain of our employees, including our named executive officers (excluding Mr. Halvorsen), may defer up to 100 percent of base salary and annual non-equity incentive bonuses after exceeding IRS limits on contributions to the Qualified Savings Plan. Mr. Halvorsen is eligible to participate in the International Savings Plan and may defer up to 75 percent of base salary and annual non-equity incentive compensation. For the U.S. Non-Qualified Savings Plan, deferral elections are made by eligible employees in November or December of each year for amounts earned (or granted with regard to incentive compensation awards) in the following year. The investment options are publicly available mutual funds and our Common Stock. Our matching contribution will be made in the same investment allocations that the participant selects for his contributions to the plan. In addition, the named executive officers who participate in the U.S. Non-Qualified Savings Plan may elect to defer all or any portion of their base pay and annual non-equity incentive bonus payments for the current year under the U.S. Non-Qualified Savings Plan, and the deferred amounts will be deemed as being invested in any funds available under the U.S. Non-Qualified Savings Plan. Participants in the International Savings Plan can change their deferral elections throughout the year.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
Peter D. Kinnear	$94,012	$94,012	$(489,128)	0	$1,233,066
William H. Schumann, III	41,357	41,357	(587,751)	0	861,328
John T. Gremp	35,923	35,923	(153,295)	0	488,276
Tore Halvorsen	14,338	14,338	(304,513)	0	261,806
Robert L. Potter	28,820	28,820	(228,253)	0	682,750

(1)	All of the executive officers’ contributions reported in column (b) are included in salary and non-equity incentive plan compensation reported for the executive officers in the Summary Compensation Table in this Proxy Statement.
(2)	All of the contributions made by us for the executive officers reported in column (c) are included in “All Other Compensation” for the executive officers in the Summary Compensation Table in this Proxy Statement.
(3)	The portion of the Aggregate Balance at Last Fiscal Year End reported in the summary compensation table appearing in our proxy statements for fiscal years prior to the year ended December 31, 2008 for the following named executive officers were: Mr. Kinnear, $451,555; Mr. Schumann, $499,228; Mr. Gremp, $140,840; and Mr. Halvorsen, $28,228. Mr. Potter was not a named executive officer in our prior proxy statement.

Potential Payments Upon Termination

The compensation benefits payable to each of the named executive officers in the event of a voluntary termination are the same as those available to all other salaried employees in those situations. Our named executive officers receive additional compensation benefits either in the event of their death or disability, retirement or involuntary not-for-cause termination discussed in this section, or, alternatively, in the event of a change in control, discussed in the following section “Potential Payments Upon Change in Control.” Termination payments and change in control payments are mutually exclusive and our named executive officers are not entitled to receive both forms of payment.

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of a named executive officer during active employment with us, all outstanding equity awards vest on the first business day following death or disability. This same death or disability benefit exists for any of our employees who hold an unvested equity award at the time of their death or disability. In the event of a named executive officer’s retirement after reaching the age of 62, all outstanding equity awards are retained and vest in accordance with their pre-retirement normal vesting schedule. All outstanding equity awards are forfeited in the event of retirement prior to reaching the age of 62. Since none of the named executive officers are age 62 as of December 31, 2008, the equity awards would be forfeited in the event of retirement.

The following table shows the value to each of the named executive officers should death or disability occur on December 31, 2008.

Executive Benefits and Payments in the Event of Death or Disability on December 31, 2008

	Peter D. Kinnear	William H. Schumann, III	John T. Gremp	Tore Halvorsen	Robert L. Potter
Long-Term Incentive Compensation ($)
Performance-Based Restricted Stock	$6,532,157	$2,201,308	$1,793,898	$1,627,732	$1,450,977
Stock Options/SARs(1)
Unvested and Accelerated	0	0	0	0	0
Restricted Stock(2)
Unvested and Accelerated	3,110,151	1,320,242	1,028,587	961,363	851,179

Total	9,642,308	3,521,550	2,822,485	2,589,095	2,302,156

(1)	A portion of the total value of the restricted stock shown above resulting from accelerated vesting upon death or disability on December 31, 2008 would have vested without accelerating on January 2, 2009, the awards’ normal vesting date, pursuant to the terms of those awards which were granted on February 25, 2006. That portion of the value is: Mr. Kinnear, $1,560,633; Mr. Schumann, $1,280,094; Mr. Gremp, $883,424; Mr. Halvorsen, $878,556; and Mr. Potter, $768,648.

Payments Made in an Involuntary Termination

Named executive officers will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis—Severance Benefit” above in the event their employment is terminated by us for reasons other than cause or a change in control. This plan provides certain enhanced benefits in addition to those provided under our general severance plan for all non-union employees. These include:

•	a severance payment equal to 15 months of base pay and target annual non-equity incentive bonus;

•	pro rata payment of annual non-equity incentive bonus at target amount through termination date;

•	continuing medical and dental benefits for the executive, their spouse and dependents for the severance period of 15 months at employee premiums;

•	outplacement assistance;

•	financial planning and tax preparation assistance for last calendar year of employment; and

•	accelerated vesting of unvested options and restricted stock grants at the discretion of management.

Benefits under the executive severance plan are contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants.

The amounts shown in the table below are calculated using the assumption that an involuntary not-for-cause termination was effective as of December 31, 2008, and as a result are based on amounts earned through such time and are only estimates of amounts which would be paid out to the named executive officers in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination.

Executive Benefits and Payments for Involuntary Termination Occurring on December 31, 2008

	Peter D. Kinnear	William H. Schumann, III	John T. Gremp	Tore Halvorsen	Robert L. Potter
Compensation ($)
Severance Payment	$2,250,000	$1,148,616	$1,004,063	$991,586	$862,125
Pro-Rated Target Annual Non-Equity Incentive Compensation(1)	1,453,417	556,663	539,123	509,375	442,871

Benefits and Perquisites ($)
Medical and Dental Benefit(2)	7,935	11,325	11,325	0	7,935
Financial Planning and Tax Preparation Assistance	11,078	16,026	13,715	13,700	13,715
Outplacement Services	135,000	86,146	70,875	72,115	62,700

Total ($):	3,857,430	1,818,776	1,639,101	1,586,776	1,389,346

(1)	Assumes a BPI rating of 1.9, as determined by the Board of Directors at its February 2009 meeting, and an API rating of 1.0.
(2)	Assumes no change in coverage by such named executive officer for medical and dental benefits.

In the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our Chief Executive Officer and the Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2008, see the “Outstanding Equity Awards at Fiscal Year-End Table” in this Proxy Statement.

Potential Payments Upon Change in Control

Payments in the Event of a Change in Control

It is our policy to offer a change in control benefit to our executive officers to ensure that they have an incentive to continue to work in our best interests during the period of time when a change of control transaction is taking place and in order to ensure we have the ability to maintain continuity of management. It is also our policy to provide this benefit to provide our executives with the assurance they will not be adversely affected by a change in control transaction without fair compensation, provided their termination is not required for cause. Finally, we believe a change in control agreement is necessary to remain competitive in the market for skilled and experienced executive talent.

We have entered into change in control agreements with each of our named executive officers. Pursuant to these agreements, in the event of a qualifying change in control and a qualifying adverse change in employment circumstances, our named executive officers will be entitled to the following benefits:

•

three times their annual base pay and three times the greater of the executive’s annual target annual non-equity incentive bonus or the average of the actual annual non-equity incentive bonuses paid to the executive in the prior two years;

•	a pro rata payment equal to the amount of the executive’s annual target non-equity incentive bonus for the year the executive is terminated;

•	accrued but unpaid base salary and unused and accrued vacation pay;

•	elimination of ownership and retention guidelines and accelerated vesting of any unvested stock options and stock appreciation rights;

•	restricted stock awards subject to performance conditions are considered earned and fully payable at the target amount (or 100 percent) of the original grant;

•	elimination of all restrictions on transferability and ownership and retention guidelines and accelerated vesting of all restricted stock awards;

•	three years additional age and service credit for purposes of benefit determination in the Non-Qualified Pension Plan;

•

medical, dental, life, accidental death and dismemberment insurance and long-term disability insurance coverage for eighteen (18) months for the executive and the executive’s spouse and dependents, provided the executive continues to pay employee premiums for such insurance coverage then in effect and the Company will make available for purchase by the executive continued health care, life and accidental death and dismemberment, and disability insurance coverage at the same coverage level as in effect as of the date of the change in control;

•	executive officers subject to an excise tax on benefits received under the change in control agreement will be reimbursed for such taxes;

•	reimbursement for the costs of all outplacement services obtained by the executive within two years of the termination date (limited to 15 percent of the executive’s base salary on termination); and

•

reimbursement for legal fees and other litigation costs incurred in good faith by an executive officer as a result of our refusal to provide severance benefits under the change in control agreement, contesting the enforceability or validity of those agreements or as a result of conflicts in the interpretation of its requirements.

The severance payment is required to be paid in a single lump sum payment no later than 30 days after the date of termination.

If a named executive officer’s employment is terminated due to a disability subsequent to a change in control, the executive will receive base salary through the effective date of termination and any disability benefits payable to the executive under our short- and long-term disability programs, but will not be entitled to the severance benefits under the change in control agreement. The named executive officer’s disability benefits will be the same as are available to all other employees under our disability benefit plans.

If a named executive officer’s employment is terminated due to death subsequent to a change in control, the benefits paid to the executive’s estate will be determined under our retirement, survivor’s benefits, insurance and other programs, but the executive officer’s estate will not be entitled to severance benefits under the change in control agreement.

Executive officers are not obligated to seek other employment in mitigation of amounts payable under the change in control agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the change in control agreements.

Executive officers receiving severance benefits under the change in control agreements are not entitled to receive additional severance benefits under our general executive severance plan described above under “Payments Made in an Involuntary Termination” and in “Compensation Discussion and Analysis—Severance Benefit.”

Under our change in control agreements, our named executive officers would be entitled to payments and other benefits upon the occurrence of any of the following “change in control” events, provided a “qualifying termination” occurs:

•

A “change in ownership” of the Company occurs on the date that any one person, or more than one person acting as a group (as described below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company (or to cause a change in effective control of the Company). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

•

Persons are not considered to be “persons acting as a group” solely because they (i) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (ii) purchase assets of the same corporation at the same time. However, persons are considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

•

A “change in effective control” of the Company occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

A change in effective control will have occurred only if the named executive officer is employed by the Company upon the date of the change in effective control or the Company is liable for the payment of the benefits hereunder and no other corporation is a majority shareholder of the Company. Further, in the absence of an event described in (i) or (ii) of the preceding paragraph, a change in effective control of the Company will not have occurred.

If any one person, or more than one person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in effective control of the Company (or to cause a change in ownership of the Company).

•

A “change in ownership of a substantial portion of the assets” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A “qualifying termination” includes (a) an involuntary termination of the named executive officer’s employment by us for reasons other than “cause,” disability or death; within 24 months of the change in control, (b) a voluntary termination by the named executive officer for “good reason” within 24 months of the change in control or (c) we breach or any successor breaches any of the provisions of the change in control agreement.

Under the change in control agreements, a named executive officer will be considered terminated for “cause” for:

•

willful and continued failure to substantially perform the executive officer’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after an executive officer has provided notification to us of a voluntary termination for a “good reason”) after proper written notification has been provided to the executive officer and the executive officer fails to resume substantial performance of the named executive officer’s duties on a continuous basis within 30 days of receipt of such notice;

•	willfully engaging in conduct which is demonstrably and materially injurious to the Company or an affiliate; or

•	conviction for, or pleading guilty or not contesting, a felony charge under federal or state law.

A named executive officer’s voluntary termination will be considered to be for “good reason” for purposes of the change in control agreements if, without the executive’s express written consent, any one or more of the following events occurs:

•

assignment to duties materially inconsistent with the executive officer’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as our employee, or a reduction or alteration in the nature or status of the executive’s authorities, duties, or responsibilities from the greatest of (i) those in effect on the effective date of the change in control agreement; (ii) those in effect during the fiscal year immediately preceding the year of the change in control; and (iii) those in effect immediately preceding the change in control;

•

requiring the executive officer to be based at a location which is at least 50 miles further from the executive’s then current primary residence than is such residence from the office where the executive is located at the time of the change in control, except for required travel on our business to an extent substantially consistent with the executive officer’s business obligations as of the effective date of such executive’s change in control agreement or as the same may have been subsequently changed prior to a change in control;

•	a material reduction of the executive officer’s base salary as in effect on the effective date of the change in control agreement or as the same may have been subsequently increased;

•

a material reduction in the executive officer’s level of participation in any of our short-term and/or long-term incentive compensation plans, employee benefit or retirement plans, policies, practices, or arrangements in which the executive officer participates from the greatest of the levels in place: (i) on the effective date of the change in control agreement; (ii) during the fiscal year immediately preceding the fiscal year of the change in control; and (iii) on the date immediately preceding the date of the change in control;

•	our failure to obtain a satisfactory agreement from any successor to assume our obligations under the change in control agreement; or

•

any termination of the executive officer’s employment that is not effected pursuant to a written notice of termination satisfying the requirements for such a notice under the change in control agreement.

The existence of “good reason” for a voluntary termination is not affected by an executive officer’s temporary incapacity due to physical or mental illness not constituting a disability. The executive officer’s continued employment does not constitute a waiver of the executive’s rights with respect to any circumstance constituting “good reason.”

The amounts shown in the table below are calculated using the assumption that a change in control and qualifying termination was effective under the change in control agreements as of December 31, 2008, and as a result are based on amounts earned through such time and are only estimates of the amounts which would be paid out to the named executive officers in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination. Following a change in control, if a named executive officer is terminated either: (a) by us for “cause” or (b) by the executive officer (other than for retirement, “good reason” or other circumstances that constitute a “qualifying termination”), the benefit under the executive’s change in control agreement will not apply, and we will pay the executive an amount equal to the executive’s accrued and unpaid base salary, accrued and unused vacation and any other amounts the executive is entitled to receive under pension and other benefit plans.

Executive Benefits and Payments for Change in Control Termination Occurring on December 31, 2008

	Peter D. Kinnear	William H. Schumann, III	John T. Gremp	Tore Halvorsen	Robert L. Potter
Compensation ($)
Base Salary Multiple	$2,700,000	$1,722,924	$1,417,500	$1,442,308	$1,254,000
Annual Non-Equity Incentive Compensation Multiple	3,271,127	1,864,569	1,525,491	1,554,927	1,373,276
Pro-Rated Annual Target Non-Equity Incentive Compensation	1,453,417	556,663	539,123	509,375	442,871
Long-Term Incentive Compensation
Performance-Based Restricted Stock	6,532,157	2,201,308	1,793,898	1,627,732	1,450,977
Stock Options/SARs(1)
Unvested and Accelerated	0	0	0	0	0
Restricted Stock(1)
Unvested and Accelerated	3,110,151	1,320,242	1,028,587	961,363	851,179

Benefits and Perquisites ($)
Value of Additional Years of Age and Service Credit for Non-Qualified Pension Plan(2)	977,179	1,259,111	887,990	0	868,410
Medical, Dental, Life Insurance and Disability Benefits(3)	34,754	22,475	21,536	0	16,262
Outplacement Services	135,000	86,146	70,875	72,115	62,700
280G Tax Gross-up	3,175,625	0	0	0	0

Total ($):	$21,389,410	$9,033,438	$7,285,000	$6,167,820	$6,319,675

(1)	A portion of the total value of the restricted stock shown above resulting from accelerated vesting upon a change in control taking place on December 31, 2008 would have vested without accelerating on January 2, 2009, the awards’ normal vesting date, pursuant to the terms of those awards which were granted on February 21, 2006. That portion of the value is: Mr. Kinnear, $1,560,633; Mr. Schumann, $1,280,094; Mr. Gremp, $883,424; Mr. Halvorsen, $878,556; and Mr. Potter, $768,648.
(2)	The amount representing the value of additional years of age and service credit for the Non-Qualified Pension Plan is based on the assumptions of a lump sum payment calculated as the present value of benefits immediately payable on December 31, 2008, reduced by the Non-Qualified Pension Plan’s early retirement factor using the named executive officer’s age at December 31, 2008 plus the three years of additional credited service granted under the change in control agreement.
(3)	Assumes no change in current premium cost paid for such named executive officer’s medical, dental, life insurance and disability benefits.

VIII. Proposal 2—Amend our Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares

On February 27, 2009, our Board of Directors unanimously adopted a resolution declaring it advisable to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 195 million shares to 300 million shares, subject to approval by the stockholders at the Annual Meeting. The full text of the proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation is attached as Annex A to this Proxy Statement.

Our Amended and Restated Certificate of Incorporation currently authorizes us to issue a total of 207 million shares, including 195 million shares of common stock and 12 million shares of preferred stock. As of March 19, 2009, the record date for our meeting, there were 124,822,720 shares of our common stock issued and outstanding, excluding shares held by FMC Technologies as treasury stock and 15,800,000 shares of common stock were reserved for issuance in connection with our Amended and Restated Incentive Compensation and Stock Plan, leaving 54,377,280 shares of common stock available for other uses. As of the date of this Proxy Statement, no shares of preferred stock are issued and outstanding.

If approved by stockholders at the Annual Meeting, the amendment to our Amended and Restated Certificate of Incorporation will result in the increase of the total number of authorized shares from 207 million shares to 312 million shares and the increase of the number of authorized shares of common stock from 195 million shares to 300 million shares. No increase in the number of authorized shares of preferred stock is being proposed at this time.

The Board of Directors believes that it is in the best interests of FMC Technologies and its stockholders to increase the number of authorized but unissued shares of common stock in order to have additional shares available to meet future business needs and provide us with the flexibility to issue additional shares for, among other things, stock splits, stock dividends, employee stock incentive and other stock ownership plans, offerings to raise additional capital, corporate acquisitions and other corporate purposes. Our Board of Directors has no current plans for the use of the additional shares of common stock proposed to be authorized.

The additional shares of common stock for which approval is sought would be part of the existing class of our common stock and, if and when issued, would have the same rights and privileges as the shares of common stock currently outstanding. Such shares would be available for issuance without any action or vote by our stockholders, except as otherwise required by the rules of any national securities exchange or association on which our securities are then traded. While the proposed increase will provide additional shares to meet future business needs and provide flexibility as more fully described in the prior paragraph, and while not intended as an anti-takeover provision, the existence of additional authorized but unissued shares of common stock could discourage or make more difficult any efforts to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise. For example, any future issuance of such additional shares of common stock in a public or private sale, merger or similar transaction would increase the number of shares of our common stock outstanding, thereby possibly diluting the interest of a party attempting to obtain control. Additionally, any future issuance of such additional shares could have the effect of diluting the earnings per share, book value per share and voting power of shares held by our existing stockholders.

If the proposed amendment to our Amended and Restated Certificate of Incorporation is adopted by the required vote of our stockholders, we currently intend to file the amendment with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval.

The Board of Directors recommends a vote FOR the amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 195 million shares to 300 million shares.

IX. Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

We have undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of its officers and directors. Based on a review of forms filed and information provided by officers and directors to us, we believe that all Section 16(a) reporting requirements were fully met during 2008 A Form 4 to be filed on behalf of Joseph H. Netherland in January 2009 was filed late due to administrative error.

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this Report by specific reference.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG LLP, FMC Technologies’ independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

The preceding report has been furnished by the following members of the Audit Committee:

Edward J. Mooney (Chair)

C. Maury Devine

Thomas M. Hamilton

Asbjørn Larsen

James M. Ringler

Relationship with Independent Public Accountants

The Audit Committee of the Board of Directors has reappointed KPMG LLP as our independent public accountants for 2009. KPMG LLP has served as our independent public accountants since our inception. During 2007 and 2008, the Audit Committee pre-approved all audit and non-audit services provided by KPMG LLP. During 2007 and 2008, KPMG LLP’s fees were as follows:

	2007	2008
	(in thousands)
Audit Fees(1)	$5,915	$6,791
Audit Related Fees(2)	14	6
Tax Fees(3)	126	141
All Other Fees(4)	22	7

Total	$6,077	$6,945

(1)	Audit Fees consist of fees for the annual integrated audit of our consolidated financial statements, foreign statutory audits and reviews of interim financial statements in our Quarterly Reports on Form 10-Q. The Audit Fees for 2008 also include a carve-out audit for our spin-off of FoodTech and Airport Systems.
(2)	Audit Related Fees are primarily fees for consultation on financial reporting standards.
(3)	Tax Fees consist of fees for compliance, consultation and planning with respect to various corporate tax matters.
(4)	All Other Fees include fees for tax services for expatriates and miscellaneous services.

The Audit Committee of the Board of Directors considered the effect of KPMG LLP’s non-audit services in assessing the independence of such accountants and concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee of the Board of Directors reviews all relationships between KPMG LLP and us, including the provision of non-audit services, which may relate to the auditor’s independence. The Audit Committee’s approval is required prior to retaining KPMG LLP for any permitted non-audit services and for the fees payable for such services. The fees for all of the services summarized in the table above not constituting Audit Fees were pre-approved by the Audit Committee of the Board of Directors in 2007 and 2008.

We have been advised by KPMG LLP that it will have a representative in attendance at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Code of Ethics

Our Code of Business Conduct and Ethics, which is applicable to all of our employees, officers and directors, may be found in the Corporate Governance section of our website under Corporate Overview at www.fmctechnologies.com and is also available without charge in print to our stockholders upon request. A request should be directed to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Vice President, General Counsel and Secretary. We have established a hotline for employees to report violations of the ethics policy or complaints regarding accounting and auditing practices on an anonymous basis. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Director of Internal Audit and the chair of the Audit Committee.

Proposals for the 2010 Annual Meeting of Stockholders

Stockholders may make proposals to be considered at the 2010 Annual Meeting. To be included in the proxy statement and form of proxy for the 2010 Annual Meeting, stockholder proposals must be received not later than November 30, 2009, at our principal executive offices, 1803 Gears Road, Houston, Texas 77067, Attention: Vice President, General Counsel and Secretary.

To properly bring other business before the Annual Meeting, a stockholder must deliver written notice thereof, setting forth the information specified in our By-laws, to the Secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, a stockholder must deliver notice not earlier than the 120th day prior to such Annual Meeting and not later than the latter of (a) the 90th day prior to such Annual Meeting and (b) the 10th day following the day on which we first make public announcement of the date of such meeting. To properly bring business before the 2010 Annual Meeting, we must receive notice at our principal executive offices and no later than February 14, 2010. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Vice President, General Counsel and Secretary, FMC Technologies, Inc., 1803 Gears Road, Houston, Texas 77067.

Stockholders Sharing an Address

In accordance with notices sent to beneficial owners of our Common Stock sharing a single address, we are sending only one FMC Technologies Annual Report and Proxy Statement to that address unless we receive contrary instructions from any beneficial owner at that address. This “householding” practice reduces our printing and postage costs. However, if a beneficial owner at such an address wishes to receive separate Annual Reports or Proxy Statements this year or in the future, he or she may contact the bank, broker or other nominee that is the holder of record of that beneficial owner’s shares of Common Stock. If you and other stockholders of record with whom you share an address and last name are receiving multiple copies, you may also request householding by contacting Broadridge, by mail at Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by telephone at (800) 542-1061.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. In accordance with the rules of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock and obtaining the proxies of those owners. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in the solicitation of proxies. We will pay the cost of such assistance, which is estimated to be $6,500, plus reimbursement for out-of-pocket fees and expenses.

Jeffrey W. Carr

Vice President, General

Counsel and Secretary

ANNEX A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FMC TECHNOLOGIES, INC.

The undersigned Corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST: The name of the Corporation is: FMC Technologies, Inc.

SECOND: The Corporation hereby amends its Amended and Restated Certificate of Incorporation as follows:

Section 1 of Article IV is hereby amended by deleting all of the text of such section and replacing it with the following in substitution thereof:

“The Corporation shall be authorized to issue 312,000,000 shares of capital stock, of which 300,000,000 shares shall be shares of Common Stock, $0.01 par value (“Common Stock”), and 12,000,000 shares shall be shares of Preferred Stock, $0.01 par value (“Preferred Stock”).”

THIRD: The written amendment effected herein has been duly adopted by the Board of Directors and approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate has been subscribed this      day of May, 2009, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

FMC Technologies, Inc.

By:
Name:	Jeffrey W. Carr
Title:	Vice President, General Counsel and Secretary

FMC Technologies, Inc.

FMC Technologies, Inc. 1803 Gears Road Houston, Texas 77067	Notice of Annual Meeting of Stockholders May 15, 2009 and Proxy Statement FMC Technologies, Inc.

FMC TECHNOLOGIES, INC. 1803 GEARS ROAD HOUSTON, TX 77067

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by FMC Technologies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to FMC Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FMCTC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FMC TECHNOLOGIES, INC.	For All	Withhold	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the nominees for Director.	☐	☐	☐

Vote On Directors

1. Election of five Directors to serve in Class II for a term expiring in 2012 as set forth in the Proxy Statement

Nominees: 01) Mike R. Bowlin 02) Philip J. Burguieres 03) Peter D. Kinnear	04) Edward J. Mooney 05) James M. Ringler

The Board of Directors recommends a vote FOR the amendment of the Amended and Restated Certificate of Incorporation to

increase the number of authorized shares of common stock from 195 million shares to 300 million shares.

Vote on the amendment of the Amended and Restated Certificate of Incorporation.	For	Against	Abstain

2. Approve the amendment of the Amended and Restated Certificate of Incorporation.	☐	☐	☐

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope.
For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as name appears at right.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

FMC TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2009, 11:00 A.M.

ADMISSION TICKET

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the share owner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Proxy	FMC TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Peter D. Kinnear, William H. Schumann, III and Jeffrey W. Carr, and each of them, proxies for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Technologies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Technologies, Inc. to be held on May 15, 2009, at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, at 11:00 a.m. and any adjournment or postponement thereof. The matters to be voted upon are set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may come before the meeting, all shares of common stock represented by participant’s interest in the FMC Technologies, Inc. Stock Fund of the FMC Technologies, Inc. Savings and Investment Plan.

Unless otherwise instructed prior to May 12, 2009, the Trustee WILL VOTE these shares in the same manner and proportion as the number of shares for which the Trustee received instruction.

BANCO POPULAR DE PUERTO RICO, Trustee

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock represented by participant’s interest in the FMC Technologies, Inc. Stock Fund of the FMC Puerto Rico Savings and Investment Plan.

Unless otherwise instructed prior to May 12, 2009, the Trustee WILL VOTE these shares FOR Proposal 1 and FOR Proposal 2.

NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.